Execution Version

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

ASSET PURCHASE Agreement

among

EMMIS QOZ BUSINESS, LLC

and

EMMIS OPERATING COMPANY

and

LENCORE ACOUSTICS CORPORATION

and

THE STOCKHOLDERS LISTED ON EXHIBIT B

dated as of

March 10, 2020

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of March 10, 2020 (the “Effective Date”), is entered into by and among EMMIS QOZ BUSINESS, LLC, an Indiana limited liability company (“Purchaser”), Emmis Operating Company, an Indiana corporation (“Parent”), Lencore Acoustics Corporation, a New York corporation (“Seller”), and the stockholders of Seller (collectively, the “Stockholders” and together with Seller, the “Seller Parties” and each, a “Seller Party”).

RECITALS

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Acquired Assets (as defined below) on the terms and subject to the conditions set forth herein (the “Transaction”); and

WHEREAS, the Stockholders expect to realize direct and indirect benefits as a result of the Transaction.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms have the meaning specified or referred to in this Article I:

“Accounting Arbitrator” means Deloitte LLP; provided that such Person is not able or willing to serve as the Accounting Arbitrator, the Accounting Arbitrator shall be an independent accounting firm of national or regional standing mutually selected by Purchaser and Seller, other than any firm which performs, or within the past two (2) years has performed, audits or financial statement reviews or financial statement compilations for (i) Seller, or any Seller Related Party, or (ii) Purchaser, or any of its Affiliates.

“Accounting Principles” means GAAP applied consistently with the accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Audited 2018 Financial Statements, including, without limitation, the methodologies used for purposes of allocating assets, liabilities, revenues and expenses between the Company’s Business and the n.Form Business.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted Purchase Price” means an amount equal to (i) the Purchase Price, and (ii) (A) minus, if applicable, the Working Capital Deficit, if any, or (B) plus, if applicable, the Working Capital Surplus, if any.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Escrow Amount” means an amount equal to the sum of the Indemnity Escrow Amount and the SALT Escrow Amount.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 7.5.

“Anti-Terrorism Law” means any Law relating to terrorism or money laundering, including Executive Order 13224, the USA Patriot Act, Laws implementing or comprising the Bank Secrecy Act, the Trading with the Enemy Act, and Laws administered by the U.S. Treasury Department Office of Foreign Asset Control, as any of the foregoing Laws may from time to time be amended, renewed, extended or replaced.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.7(a)(ii).

“Assumed Contracts” means, collectively, (i) all of the Contracts listed on Section 3.9(a) of the Disclosure Schedules (other than the Excluded Contracts) and (ii) all other Contracts (other than the Excluded Contracts) that relate to the Company’s Business and which have been entered into by Seller in the ordinary course of business, consistent with past practices.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audited 2018 Financial Statements” has the meaning set forth in Section 3.6.

“Balance Sheet” has the meaning set forth in Section 3.6.

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Bill of Sale” has the meaning set forth in Section 2.7(a)(i).

“Blocked Person” means any Person that: (a) is listed in the annex to, or is otherwise subject to the provisions of Executive Order 13224; (b) is owned or controlled by, or acting for or on behalf of any Person that is listed in the annex to, or is otherwise subject to the provisions of Executive Order 13224; (c) is precluded from dealing, or otherwise engaging in any transaction, with another Person by any Anti-Terrorism Law; (d) commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (e) is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list; (f) resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs; (g) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading with the Enemy Act, or any other Law; or (h) is an Affiliate of, or otherwise materially associated with, a Person described in clauses (a) through (g) above.

“Bulk Sales Division” means the New York State Department of Taxation and Finance, Bulk Sales Division.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, NY, are authorized or required by Law to be closed for business.

“Business Employee” is defined in Section 3.18(a).

“Business Records” mean all material books, records, ledgers and files or other similar information of Seller (in any form or medium) related to, used in connection with the Company’s Business, including all client lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records and litigation files (but excluding the organizational documents and minute books of Seller, and any attorney work product produced for Seller or attorney-client communications between Seller and legal counsel).

“Cap Amounts” means, collectively, the Fundamental Representations Cap Amount and the General Representations Cap Amount.

“Cash Consideration” means an amount equal to (i) the Estimated Adjusted Purchase Price, minus (ii) the Aggregate Escrow Amount, minus (iii) the amount of Indebtedness to be paid at the Closing on behalf of Seller, minus (iv) the amount of Transaction Expenses to be paid at the Closing on behalf of Seller.

“Class A Common Stock” has the meaning set forth in Section 3.4(a).

“Class B Common Stock” has the meaning set forth in Section 3.4(a).

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Net Working Capital” means: (a) the Current Assets of Seller (excluding the n.Form Business), less (b) the Current Liabilities of Seller (excluding the n.Form Business), determined as of the close of business on the day immediately prior to the Closing Date, and in accordance with the Accounting Principles and the sample calculation set forth on Exhibit A.

“Closing Statement” has the meaning set forth in Section 2.8(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Charter Documents” has the meaning set forth in Section 3.3(a)(i).

“Company Environmental Permits” has the meaning set forth in Section 3.17(e).

“Company Intellectual Property” means all Intellectual Property, whether registered or unregistered, that is owned, in whole or in part, by Seller, including without limitation, Intellectual Property Registrations and Unregistered Material Intellectual Property.

“Company IP Agreements” means all licenses (other than the Restrictive Covenant and Technology Cross License Agreement), sublicenses, consent to use agreements, settlements, coexistence agreements, assignment agreements, covenants not to sue, waivers, releases, permissions, and other Material Contracts primarily relating to Company Intellectual Property, and use of other Intellectual Property, material to the Company’s Business, to which Seller is a party or beneficiary.

“Company Leased Property” means the real property leased or subleased by Seller, together with all buildings, structures and facilities leased to Seller thereon.

“Company’s Business” means Seller’s business, assets, liabilities and operations as currently conducted, to the extent not included in the n.Form Business.

“Computer Systems” means all computer hardware, servers, networks, platforms, data communication lines, tablets, telephones, peripheral equipment and other electronic devices or information technology equipment and related systems, software and firmware, data and related services (other than third-party services) that are operated by Seller in connection with the Company’s Business.

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement, dated as of August 23, 2019, entered into by Parent for the benefit of Seller.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Copyrights” means, collectively, any and all copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing.

“Current Assets” means the following, to the extent related to the Company’s Business: trade receivables, prepaid expenses, inventory, and other current assets, but excluding (a) deferred Tax assets, (b) deferred expenses, and (c) receivables from any of Seller’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP.  For the avoidance of doubt, “Current Assets” shall not include cash and cash equivalents.

“Current Liabilities” means the following, to the extent related to the Company’s Business: trade payables, accrued Taxes to the extent the amount thereof is reflected on the Balance Sheet, as such amounts so reflected are adjusted through the Closing Date consistent with GAAP, accrued expenses, and other current liabilities, but excluding payables to any of Seller’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, accrued state and local sales, use or similar taxes, deferred Tax liabilities, deferred revenue, Transaction Expenses, and the current portion of any Indebtedness, determined in accordance with GAAP.  Notwithstanding the previous sentence, expenses incurred to Affiliates by Seller in association with the lease of real property and related assets shall not, to the extent related to the Company’s Business, be excluded from Current Liabilities.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Domain Transfer Agreement” has the meaning set forth in Section 2.7(a)(xv).

“Effective Date” has the meaning set forth in the preamble.

“Employee Plans” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employee benefit plan, agreement contract, policy, program, practice, or arrangement sponsored, maintained, contributed to or required to be contributed to by Seller or by any ERISA Affiliate for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or under which Seller or any ERISA Affiliate has or may have any liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise, in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA, including each bonus, incentive compensation, performance award, profit sharing, employment, consulting, equity, equity-based, pension, retirement, deferred compensation, supplemental retirement, change in control, retention, salary continuation, severance, accrued leave, sick leave, vacation, paid time off, welfare, health, medical, life insurance, disability, accidental death and dismemberment, fringe benefit and other similar agreement, plan, contract, policy, program, practice, or arrangement.

“Encumbrance” means any charge, claim, community or marital property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, whether foreign or domestic, including applicable common law and civil law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, handling, distribution, labeling, marking, packaging, testing, processing, certification, registration, evaluation, authorization, release, threatened release, control or cleanup of, or remediation of any Hazardous Materials, including products or product components containing Hazardous Materials, and Laws applicable to product stewardship with respect to batteries and external power supplies, including all applicable Laws relating to electromagnetic compatibility, electrical safety, conformity of radio equipment, and voltage.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Ownership Percentage” means, for each Stockholder, an amount equal to the quotient of (i) the number of Shares owned of record by such Stockholder immediately prior to the Closing, divided by (ii) the aggregate number of Shares outstanding (excluding treasury shares, if any) immediately prior to the Closing, such number to be rounded to six decimal places.  The Equity Ownership Percentage of each Stockholder is set forth on Exhibit B attached hereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers, trades or businesses (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.9.

“Escrow Agent” means the Person appointed to act as the Escrow Agent under this Agreement, which is U.S. Bank National Association.

“Escrow Agreement” has the meaning set forth in Section 2.9.

“Estimated Adjusted Purchase Price” has the meaning set forth in Section 2.8(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contract” means any Contract that is listed on Section 2.2(d) of the Disclosure Schedules.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Executive Order 13224” means Executive Order 13224 signed by the President of the United States on September 23, 2001, pursuant to the authority granted to him by the Constitution and the Laws of the United States of America.

“Financial Statements” has the meaning set forth in Section 3.6.

“FIRPTA Statement” means a certificate, issued by Seller pursuant to Treasury Regulations Section 1.1445-2(b) signed by Seller and in form and substance reasonably satisfactory to Purchaser, certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code.

“Fundamental R&W Recovery Amount” has the meaning set forth in Section 8.3(a)(i).

“Fundamental Representations Cap Amount” means an amount equal to the Adjusted Purchase Price.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Claim” means a claim for indemnification under: (a) Section 8.2(a)(i) (other than for a claim for breach of Seller Fundamental Representations and/or the representations and warranties set forth in Section 3.20 (Tax Matters)); (b) Section 8.2(a)(vii); and/or (c) Section 8.2(b)(i) (other than for a claim for breach of Stockholder Fundamental Representations).

“General Representations Cap Amount” means an amount equal to the Indemnity Escrow Amount.

“Government Contract” has the meaning set forth in Section 3.3(c).

“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority (including any taxing authority) or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Activity” means any distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, threatened release, storage, transfer, transportation, treatment or use of any Hazardous Material.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a contaminant, a pollutant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and poly- and perfluorinated alkyl substances (or PFAS).

“Indebtedness” means, without duplication and with respect to Seller, as of any specified date all then outstanding (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (including pursuant to an earn-out, contingent payment arrangement, or under a conditional sale or other title retention arrangements); (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, or otherwise secured by a lien upon property owned by Seller; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) obligations as a lessee under leases that have been or should be recorded as capital leases in accordance with GAAP; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by Seller on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.3(e).

“Indemnifying Party” has the meaning set forth in Section 8.3(e).

“Indemnity Escrow Amount” means $375,000.

“Intellectual Property” means patents and patent applications, trademarks, service marks, trade names, brand names, trade dress, slogans, logos, social media accounts and Internet domain names and uniform resource locators, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, customer lists, Software, technical information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(a)(i).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lencore Names” has the meaning set forth in Section 6.5.

“Licensed Intellectual Property” means all Intellectual Property that Seller licenses for Seller’s use or sublicenses from other Persons, including without limitation any owner, Affiliate or employee of Seller.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind and whether related to a direct claim between the parties hereto or a Third-Party Claim, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include any special or punitive damages awarded with respect to any claim.

“Manufacturing Services Agreement” has the meaning set forth in Section 2.7(a)(xiii).

“Mass Notification System” means a unified communication system (including a network of loudspeakers, a power amplifier and controls) intended to optimize the clear, intelligible communication (through voice and visual instructions, as well as alert and evacuation signals, and other communication methods, including SMS, email, popups, and social media) of critical information within buildings and/or outdoor areas about emergencies, including but not limited to fire, human-caused events (accidental and intentional), other dangerous situations, accidents, natural disasters, terrorist activities, hazardous chemical releases, severe weather, and other situations that may endanger the safety of the occupants of an area or facility.

“Material Adverse Effect” means any materially adverse change in (a) the assets, properties, or financial condition of Seller, taken as a whole, or (b) the ability of Seller to perform its obligations under this Agreement or its ability to consummate the Transaction; provided, however, that each of the following events and circumstances (and any event or circumstance directly or indirectly relating to, arising out of, resulting from, or attributable to any of the following events or circumstances) shall not constitute, and shall not be taken into account in determining whether there has been or could be, a “Material Adverse Effect” except to the extent that such event or circumstance, as the case may be, disproportionately and materially affects Seller, taken as a whole, in an adverse manner, as compared to similarly situated businesses: (1) any change in general in the United States or foreign economies, securities markets, financial markets, currency markets, or capital markets (including changes in interest rates or the availability of financing); (2) any event or circumstance that affects one or more of the industries in which Seller operates; (3) any acts of war (whether or not declared), insurrection, sabotage, terrorism, or public enemy, or any changes in the general economic conditions or national or international political or social conditions; (4) any earthquake, hurricane, tornado, storm, flood, fire, or other natural disaster; (5) any acts taken, or failures to take action, or such other events or circumstances to which Purchaser has consented or that are permitted, prohibited, or required by this Agreement; (6) any strike, lockout, labor dispute, riot, civil commotion, or embargo; (7) any changes in, or developments that are directly or indirectly attributable to, any Laws, any Governmental Orders, or any acts of any Governmental Authority; (8) any change in GAAP, or in any interpretation thereof; (9) any failure of technical facilities, or any failure or delay of transportation facilities; (10) any damage, destruction, impairment, or other loss of or with respect to any asset to the extent covered by insurance; or (11) any changes generally applicable to the industries in which Seller conducts business, including changes in industry performance specifically applicable to such industries.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Customers/Suppliers” has the meaning set forth in Section 3.13.

“Multiemployer Plan” has the meaning set forth in Section 3.18(c)(i).

“n.Form Business” means the business, assets, liabilities and operations of Seller prior to the Closing Date to the extent relating exclusively to Seller’s n.Form products and services serving Mass Notification Systems.

“Norfolk Main” means Norfolk Main Mfg. LLC, a New York limited liability company and an Affiliate of Seller.

“OFAC” has the meaning set forth in the definition of Blocked Person.

“Parent” has the meaning set forth in the preamble.

“Patents” means, collectively, any and all issued patents, patentable inventions, and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models).

“Payoff Letters” has the meaning set forth in Section 2.7(a)(xi).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities or required by Law.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Property” means all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, Computer Systems and other tangible personal property owned or leased by Seller and/or used in connection with the Company’s Business.

“Prepaid Items” mean all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items arising from or related to the Company’s Business.

“Proprietary Software” has the meaning set forth in Section 3.12(i)(i).

“Purchase Price” means Seventy-Five Million One Hundred Thousand Dollars ($75,100,000).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.1, Section 5.2, and Section 5.7.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Purchaser Offer” has the meaning set forth in Section 6.3(a).

“Purchaser Wrong Pocket Asset” has the meaning set forth in Section 6.4(a).

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy, to be bound at or prior to the Closing, effected through CFC Underwriting Limited to the Purchaser in connection with the Closing and in form and substance identical to Exhibit C hereto.

“R&W Insurance Policy Retention Amount” means the initial retention amount under the R&W Insurance Policy.

“Receivables” mean all receivables (including notes, accounts receivable, loans receivable and advances) arising from or related to the Company’s Business.

“Release” has the meaning set forth in Section 3.17(b).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restrictive Covenant and Technology Cross License Agreement” means that certain Restrictive Covenant and Technology Cross License Agreement, in the form of Exhibit D attached hereto, to be entered into by and between Seller and Purchaser effective as of the Closing Date.

“Retained Employees” means employees of Seller who will continue employment with Seller as part of the n.Form Business after the Closing.

“Retention Split Amount” has the meaning set forth Section 8.3(a)(i).

“Rights” mean all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Company’s Business, the Acquired Assets or the Assumed Liabilities, including: (a) all rights under any Assumed Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; and (b) all rights under or in respect of any Company Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction.

“SALT Escrow Amount” means Two Million Five Hundred Thousand Dollars ($2,500,000).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Capital Stock” has the meaning set forth in Section 3.4(a).

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.10(a), and Section 3.23.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(c).

“Seller Parties” has the meaning set forth in the preamble.

“Seller Related Party” has the meaning set forth in Section 3.22.

“Seller Wrong Pocket Asset” has the meaning set forth in Section 6.4(b).

“Seller’s Knowledge” means the actual knowledge after reasonable inquiry of Jonathan S. Leonard, Christian Payne, Dan Jacobs and Adam Meyers.

“Shares” has the meaning set forth in Section 3.4(b).

“Software” means, collectively, any and all computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Specified Tax Matters” means any failure by Seller to: (a) properly report or timely pay any income, business activity, franchise or similar taxes imposed by any U.S. state or local taxing authority (including any interest, additions or penalties with respect to such taxes, and any interest in respect of such additions or penalties); or (b) properly collect or timely remit any state or local sales, use or similar taxes in accordance with applicable Law (including any interest, additions or penalties with respect to such taxes, and any interest in respect of such additions or penalties).

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Fundamental Representations” means the representations and warranties of the Stockholders set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.5.

“Survival Period” has the meaning set forth in Section 8.1(a).

“Target Net Working Capital” means Five Million Two Hundred Ninety-Three Thousand Dollars ($5,293,000).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, provincial, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, government pension plan premiums and contributions, social security premiums, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges in the nature of a Tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 8.3(e).

“Trademarks” means, collectively, any and all trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, and all registrations, applications for registration, and renewals of, any of the foregoing.

“Transaction” has the meaning set forth in the recitals.

“Transaction Documents” means, collectively: (a) this Agreement; (b) the Restrictive Covenant and Technology Cross License Agreement; (c) the Escrow Agreement; and (d) each other agreement, lease, license, instrument, certificate or other document executed by Seller or Purchaser that is required to be delivered by Seller or Purchaser at or prior to the Closing pursuant to Section 2.3 of this Agreement.

“Transaction Expenses” means, collectively and to the extent unpaid as of the Closing: (a) all fees, costs and expenses (including investment bankers and financial advisors, attorneys’ and accountants’ fees, costs and expenses) incurred or accrued by Seller (or that in accordance with GAAP should have been accrued by Seller) prior to or at the Closing in connection with the sale or other disposition of the Company’s Business, including the Transaction; (b) any and all change in control payments, retention bonuses, transaction bonuses or other similar payments that become payable by Seller by reason of the execution of this Agreement or the consummation of the Transaction; (c) any out of pocket fees and expenses agreed to by Seller prior to the Closing in connection with obtaining waivers, consents or approvals of any Persons on behalf of Seller in connection with the Transaction, which remain unpaid as of the Closing; and (d) one-half (½) of all fees, costs and expenses required to be paid to the Escrow Agent at the Closing pursuant to the terms and conditions of the Escrow Agreement.

“Transaction Expenses Invoice” has the meaning set forth in Section 2.7(a)(xii).

“Transfer Taxes” has the meaning set forth in Section 7.2.

“Transferred Employees” has the meaning set forth in Section 6.3(a).

“Transition Services Agreement” has the meaning set forth in Section 2.7(a)(iii).

“Unregistered Material Intellectual Property” has the meaning set forth in Section 3.12(a)(ii).

“Working Capital Deficit” means the amount, if any, by which Closing Net Working Capital is less than the Target Net Working Capital.

“Working Capital Surplus” means the amount, if any, by which Closing Net Working Capital is greater than the Target Net Working Capital.

ARTICLE II

THE TRANSACTION

Section 2.1Purchase and Sale of Acquired Assets.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver, or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest, direct or indirect, in and to all of Seller’s assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located (collectively, but excluding the Excluded Assets, the “Acquired Assets”).  The Acquired Assets shall be transferred to Purchaser free and clear of all Encumbrances, other than Permitted Encumbrances.  The Acquired Assets shall include, without limitation, all of Seller’s right, title and interest in and to the following, in each case to the extent that such assets exist as of the Closing Date and are related to the Company’s Business:

(a)all assets: (i) recorded or reflected on the Balance Sheet (excluding, for the avoidance of doubt, Excluded Assets); (ii) acquired by Seller since the Balance Sheet Date which, had they been held by Seller on such date, would have been recorded or reflected on such Balance Sheet; and (iii) that would be recorded or reflected on a balance sheet of the Company’s Business as of the Closing Date prepared in accordance with the Accounting Principles;

(b)all receivables (including notes, accounts receivable, loans receivable and advances) arising from the Company’s Business;

(c)all rights under the Assumed Contracts;

(d)all Computer Systems, Personal Property and inventory;

(e)all rights, title and interest in and to the Company Intellectual Property;

(f)the goodwill and going concern value of the Company’s Business;

(g)all Permits;

(h)all Business Records; provided, that Seller shall be permitted to retain a copy of such Business Records in accordance with its applicable record retention policies;

(i)all Prepaid Items; and

(j)all Rights.

Section 2.2Excluded Assets.  Seller and Purchaser expressly understand and agree that the following assets, rights and properties shall be excluded from the Acquired Assets (the “Excluded Assets”):

(a)all cash and cash equivalents, and all bank accounts and securities of Seller;

(b)all minute books, corporate seals and records having to do with the organization or capitalization of Seller, and any other books and records which Seller is prohibited from disclosing or transferring to Purchaser under applicable Law and which Seller is required by applicable Law to retain;

(c)all Employee Plans, whether or not maintained or sponsored directly by Seller; and

(d)all assets, Contracts and other items listed in Section 2.2(d) of the Disclosure Schedules.

Section 2.3Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the time of Closing, to assume and agrees to pay, perform and discharge when due the following obligations (the “Assumed Liabilities”):

(a)all obligations under the Assumed Contracts and/or the Permits included within the Acquired Assets that are required to be performed after the Closing Date, including all obligations related to product warranty claims, but only to the extent such obligations (i) were incurred in the ordinary course of business, (ii) do not relate to any breach, default or violation by Seller on or prior to the Closing Date or any indemnification matter thereunder, and (iii) do not relate to the n.Form Business; and

(b)all Current Liabilities that are included in the calculation of Closing Net Working Capital (as finally determined pursuant to Section 2.8).

Section 2.4Excluded Liabilities.  Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Schedule or Exhibit hereto or any other Transaction Document to the contrary, Purchaser shall not assume or be obligated to pay, perform or otherwise discharge (and Seller shall retain, pay, perform or otherwise discharge without recourse to Purchaser) any and all liabilities and/or obligations of Seller of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising, other than the Assumed Liabilities (the “Excluded Liabilities”).  Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.  Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)any liabilities accruing, related to or otherwise arising out of the conduct or operation of the Company’s Business or the ownership, leasing or use of the Acquired Assets on or prior to the Closing Date (excluding, for the avoidance of doubt, Assumed Liabilities);

(b)any liabilities or obligations for (i) Taxes of Seller (or any stockholder or other Affiliate of Seller) or arising from or with respect to the Acquired Assets, the Company’s Business or the Assumed Liabilities that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date, (ii) Taxes that are the responsibility of Seller pursuant to Section 7.2, or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)any liabilities and obligations in respect of any Excluded Asset, whether arising prior to or after the Closing Date;

(d)other than as set forth in the Transition Services Agreement, any liability arising in respect of or relating to the employment of the present or former employees, officers, directors, retirees, independent contractors or consultants of Seller;

(e)other than as set forth in the Transition Services Agreement, any liability arising in respect of or relating to any Employee Plan (including any salary, vacation pay, severance pay, bonus or other similar liabilities);

(f)any liabilities associated with Indebtedness, to the extent such liabilities are not included in the calculation of Closing Net Working Capital (as finally determined pursuant to Section 2.8);

(g)any liability incurred by Seller or any Person (other than Purchaser) arising out of or relating to the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the Transaction (including fees and expenses payable to all attorneys and accountants, other professional fees and expenses and bankers’, brokers’ or finders’ fees for Persons not engaged by Purchaser);

(h)any liability to distribute to Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(i)other than as set forth in the Transition Services Agreement, any liability to indemnify, reimburse or advance amounts to any present or former officer, director, member, shareholder, manager, general partner, limited partner, employee or agent of Seller (including with respect to any breach of fiduciary obligations by any such party) arising on or prior to the Closing Date or in connection with this Agreement; and

(j)any liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Company’s Business or the Acquired Assets, to the extent such Action relates to such operation on or prior to the Closing Date.

Section 2.5Payment of Purchase Price.  In consideration of the transfer, conveyance and assignment of the Acquired Assets and the assumption of the Assumed Liabilities, at the Closing Purchaser shall: (a) pay to Seller the Cash Consideration; and (b) deliver to the Escrow Agent the Aggregate Escrow Amount, which shall be held and disbursed pursuant to the terms of the Escrow Agreement.

Section 2.6The Closing.  The closing of the Transaction (the “Closing”) shall take place remotely via the electronic exchange of documents, or, to the extent that a physical closing is required, at the offices of Zuber Lawler & Del Duca LLP, on the Effective Date or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).  The Closing shall be deemed effective as of 12:01 a.m. (New York time) on the Closing Date.

Section 2.7Closing Deliverables.

(a)At or prior to the Closing, Seller shall deliver to Purchaser the following:

(i)a bill of sale for the Acquired Assets, in the form of Exhibit E attached hereto (the “Bill of Sale”), duly executed by Seller;

(ii)a counterpart to the Assignment and Assumption Agreement, in the form of Exhibit F attached hereto (the “Assignment and Assumption Agreement”), duly executed by Seller;

(iii)a counterpart to the transition services agreement, in the form of Exhibit G attached hereto (the “Transition Services Agreement”), duly executed by Seller;

(iv)a certificate of the Secretary of Seller certifying that (A) attached thereto are true and complete copies of all resolutions adopted by Seller’s board of directors and/or stockholders, authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction;

(v)a certificate of the Secretary of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, and the other documents to be delivered hereunder;

(vi)a certificate of the Secretary of Seller certifying that attached thereto are true and complete copies of the certificate of incorporation and bylaws of Seller (including any and all amendments, restatements or other modifications thereto);

(vii)good standing certificate (or equivalent) for Seller from the appropriate Governmental Authority of its state of incorporation;

(viii)a statement of the Estimated Adjusted Purchase Price;

(ix)a FIRPTA Statement;

(x)a counterpart to the Escrow Agreement, duly executed by Seller;

(xi)payoff letters with respect to any Indebtedness that is outstanding as of the Closing (the “Payoff Letters”);

(xii)invoices with respect to any Transaction Expenses that are unpaid as of the Closing (the “Transaction Expenses Invoices”);

(xiii)a counterpart to the manufacturing services agreement, in the form of Exhibit H attached hereto (the “Manufacturing Services Agreement”), duly executed by Norfolk Main;

(xiv)a counterpart to the Restrictive Covenant and Technology Cross License Agreement, duly executed by Seller and Jonathan Leonard;

(xv)a counterpart to the domain name transfer agreement, in the form of Exhibit I attached hereto (the “Domain Transfer Agreement”), duly executed by Seller;

(xvi)counterparts to the Confidentiality and Proprietary Rights Agreements, duly executed by Seller and certain Retained Employees; and

(xvii)such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the Transaction.

(b)At the Closing, Purchaser shall deliver, or cause to be delivered, to the Seller (or such other Person as may be specified herein) the following:

(i)payment of the Cash Consideration to Seller in accordance with Section 2.5(a);

(ii)a counterpart to the Assignment and Assumption Agreement, duly executed by Purchaser;

(iii)a counterpart to the Transition Services Agreement, duly executed by Purchaser;

(iv)the Aggregate Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds in accordance with Section 2.5(b);

(v)the amount of any Indebtedness to the payees thereof payable pursuant to the terms of the Payoff Letters;

(vi)the amount of any unpaid Transaction Expenses to the payees thereof, payable pursuant to the terms of the Transaction Expenses Invoices;

(vii)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction;

(viii)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying the names and signatures of the officers of Purchaser authorized to sign this Agreement, and the other documents to be delivered hereunder;

(ix)certificate of existence (or equivalent) for Purchaser from the appropriate Governmental Authority of its state of formation;

(x)counterparts to the Escrow Agreement duly executed by Purchaser and the Escrow Agent;

(xi)a counterpart to the Manufacturing Services Agreement, duly executed by Purchaser;

(xii)a counterpart to the Restrictive Covenant and Technology Cross License Agreement, duly executed by Purchaser;

(xiii)a counterpart to the Domain Transfer Agreement, duly executed by Purchaser;

(xiv)evidence, in form and substance reasonably acceptable to Seller, that a properly completed and fully executed Notification of Bulk Sale, Transfer or Assignment in Bulk (Form AU-196.10) setting forth the terms of the Transaction was filed by Purchaser and received by the Bulk Sales Division;

(xv)cause the R&W Insurance Policy to be bound, and deliver to Seller a copy of the final binder for the R&W Insurance Policy; and

(xvi)such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the Transaction.

Section 2.8Adjustment to Purchase Price.

(a)Prior to the Closing Seller shall have delivered to Purchaser Seller’s good faith estimate of the Adjusted Purchase Price (and each component thereof) as of the anticipated Closing Date (the “Estimated Adjusted Purchase Price”).  Seller’s estimate shall be prepared in accordance with the Accounting Principles.

(b)Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth the Purchaser’s determination of the Adjusted Purchase Price (and each component thereof) (the “Closing Statement”) showing in reasonable detail any and all changes reflected therein from the amounts reflected in the statement of Estimated Adjusted Purchase Price delivered pursuant to Section 2.8(a).  The Closing Statement shall be based upon the books and records of Seller and shall be prepared in accordance with the Accounting Principles.

(c)The Closing Statement shall be final and binding on the parties unless Seller delivers to Purchaser a written notice of disagreement with the Closing Statement within forty-five (45) days following the receipt thereof.  Such written notice shall describe the nature of any such disagreement in reasonable detail, identifying the specific items as to which Seller disagrees and shall be accompanied by reasonable supporting documentation.  During such forty-five (45) day period, Purchaser shall provide Seller and Seller’s advisors with on-site access and access via telephone and e-mail communications and transmissions during regular business hours and upon reasonable notice to all relevant books and records and employees (including key accounting and finance personnel) of Seller to the extent necessary to review the matters and information used to prepare and to support the Closing Statement, all in a manner not unreasonably interfering with the business of Purchaser.  If Seller delivers a notice of disagreement in a timely manner, then Seller and Purchaser shall attempt to resolve all such matters identified in such notice.  If Seller and Purchaser are unable to resolve all such disagreements within thirty (30) days after the receipt by Purchaser of the notice of disagreement (or such longer period as may be agreed by Purchaser and Seller), then the remaining disputed matters shall be promptly submitted to the Accounting Arbitrator for binding resolution.  The Accounting Arbitrator will consider only those items and amounts set forth in the Closing Statement as to which Purchaser and Seller have disagreed and shall resolve such disagreements in accordance with the terms and provisions of this Agreement.  The Accounting Arbitrator shall issue a written report containing a final Closing Statement setting forth its determination of the Adjusted Purchase Price, which determination shall be final and binding upon Purchaser and Seller.  The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items shall be paid by Purchaser and by Seller based on the relative success of their positions as compared to the final determination of the Accounting Arbitrator.  Purchaser and Seller shall cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator, all with the intent to fairly and in good faith resolve all disputes relating to the Closing Statement as promptly as reasonably practicable.

(d)If the amount of the Adjusted Purchase Price, as finally determined in accordance with Section 2.8(c) is less than the amount of the Estimated Adjusted Purchase Price, then the amount of such difference shall be paid to Purchaser by the Seller, by wire transfer within five (5) Business Days after the final determination of the Adjusted Purchase Price.  If the amount of the Adjusted Purchase Price, as finally determined in accordance with Section 2.8(c), is greater than the amount equal to the Estimated Adjusted Purchase Price, then the amount of such difference shall be paid by Purchaser to Seller, by wire transfer within five (5) Business Days after the final determination of the Adjusted Purchase Price.  All amounts paid pursuant to this Section 2.8(d) shall be calculated as an adjustment to the Adjusted Purchase Price.

Section 2.9Aggregate Escrow Amount.  On the Closing Date, the Purchaser shall deliver the Aggregate Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds, which will be reflected in the Cash Consideration.  The Aggregate Escrow Amount plus all income accrued thereon shall be held in an escrow account (the “Escrow Account”), pursuant to the terms of the escrow agreement among the Escrow Agent, the Purchaser and Seller in form and substance reasonably acceptable to the Purchaser and Seller (the “Escrow Agreement”), and disbursed pursuant to the provisions of this Agreement and the Escrow Agreement.  Any and all interest, income and other earnings included in the Escrow Account will be applied as set forth in the Escrow Agreement.

Section 2.10Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, at the Closing the Purchaser, its Affiliates and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement all amounts required under the Code or any applicable provision of any state, local, or foreign tax law to be deducted and withheld, to the extent such amounts have been agreed to in advance by Seller; provided, however, that prior to making any such deduction or withholding, the Purchaser, its Affiliates and/or the Escrow Agent, as applicable, shall, to the extent reasonably practicable, provide written notice to Seller of the amounts subject to withholding and a reasonable opportunity for Seller to provide forms or other evidence that would exempt or reduce such amounts from withholding tax.  To the extent that any such amount is so deducted and withheld by the Purchaser, its Affiliates and/or the Escrow Agent, such amount shall be paid over to, or deposited with, the relevant taxing authority and such amount shall be treated for all purposes of this Agreement as having been paid to the relevant Person.  Seller shall claim all income Tax deductions with respect to the payment of any Transaction Expenses and the payment of any Indebtedness, in each case at or following the Closing, in the final Tax Returns for the Tax period ending on the Closing Date, to the extent permitted by Law, and Purchaser shall not take any action, or permit Seller to take any action, inconsistent therewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the Closing (other than representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 3.1Organization and Qualification of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York and has all corporate power and authority necessary to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted, except where the failure to be so organized, existing, or in good standing, or to have such power or authority has not, and would not reasonably be expected to have a Material Adverse Effect.  Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.  Seller is not now, and has never been, a Blocked Person.

Section 3.2Authority.  Seller has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party and to consummate the Transaction.  The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation by Seller of the Transaction have been duly authorized by all requisite corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of the Transaction Documents to which it is a party or to consummate the Transaction.  The Transaction Documents to which it is a party have been duly executed and delivered by Seller and assuming due authorization, execution and delivery of such Transaction Documents by each of the other parties thereto, constitute legal, valid and binding obligations of Seller, each enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

Section 3.3Non-Contravention; Consents.  Except as set forth on Section 3.3(a) of the Disclosure Schedules:

(a)the execution, delivery and performance by Seller of the Transaction Documents to which it is a party and its consummation of the Transaction do not and will not (with or without notice or lapse of time, or both):

(i)contravene, conflict with or result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller then in effect (“Company Charter Documents”);

(ii)contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Seller or the Acquired Assets;

(iii)require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Assumed Contract; or

(iv)accelerate the performance required by, or result in the creation of, any Encumbrance (other than a Permitted Encumbrance) on any of the Acquired Assets.

(b)Other than as set forth on Section 3.3(b) of the Disclosure Schedules, the execution, delivery and performance of the Transaction Documents to which it is a party by Seller and its consummation of the Transaction do not and will not require any consent, approval, authorization or Permit of, action by, filing with or notification to, any Governmental Authority.

(c)Section 3.3(c) of the Disclosure Schedules sets forth a complete and correct list of all Contracts between Seller and any Governmental Authority that are open and have not yet been completely performed (each such Contract, a “Government Contract”).  Each Government Contract may be assigned through assignment or novation after the Closing, and Seller shall cooperate, support and assist Purchaser in having those Contracts assigned and/or novated to Purchaser.

Section 3.4Capitalization.

(a)The authorized capital stock of Seller consists solely of: (i) two thousand (2,000) shares of Class A voting common stock, par value $0.01 per share (the “Class A Common Stock”), all of which are issued and outstanding; and (ii) eighteen thousand (18,000) Class B non-voting common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Seller Capital Stock”), all of which are issued and outstanding.

(b)Exhibit B attached hereto sets forth, as of the Closing, the name of each Person that is the registered owner of any shares of the Seller Capital Stock and the number of shares of Seller Capital Stock owned by such Person (such shares of Seller Capital Stock, collectively, the “Shares”).

(c)There are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire, or otherwise relating to, or any securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any equity securities of Seller.

Section 3.5No Subsidiaries.  Except as set forth on Section 3.5 of the Disclosure Schedules, Seller does not, directly or indirectly, own (or have any obligation to acquire), or have any interest in any equity securities of, or any other ownership interest in, any other Person.

Section 3.6Financial Statements.  Section 3.6 of the Disclosure Schedules contains true and complete copies of (a) the audited balance sheet of the Company’s Business as of December 31, 2018 and the related audited statements of income, statement of changes in equity and cash flows for the year then ended, and the related notes to such audited financial statements (collectively, the “Audited 2018 Financial Statements”); (b) the reviewed balance sheet of the Company’s Business as of September 30, 2019, and the related reviewed statements of income, statement of changes in equity and cash flows for the nine-month period then ended, and the related notes to such reviewed financial statements; and (c) the balance sheet of the Company’s Business prepared by the Seller (the “Balance Sheet”) as of January 31, 2020 (the “Balance Sheet Date”) and the related statement of income of the Company’s Business on a monthly basis for the period from October 1, 2019 through January 31, 2020 (the financial statements referenced in (a), (b) and (c) above are collectively referred to as the “Financial Statements”). The Financial Statements have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods indicated. The Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of Seller as of the dates and for the periods indicated therein, subject, in the case of the Balance Sheet, to the normal year-end adjustments described on Section 3.6 of the Disclosure Schedules. For purposes of clarity, each of the Financial Statements have been adjusted for the periods and as of the dates specified above to retroactively exclude the n.Form Business and have been prepared by Seller in good faith.

Section 3.7No Material Undisclosed Liabilities.  Seller does not have any material liabilities, except for (a) liabilities or obligations reflected or reserved against in the Financial Statements or the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date, (c) liabilities or obligations disclosed in the Disclosure Schedules generally, or on Section 3.7 of the Disclosure Schedules specifically, (d) executory obligations under Material Contracts existing as of the Effective Date, and (e) liabilities contemplated by this Agreement to be incurred in connection with the Transaction.

Section 3.8Absence of Certain Changes, Events and Conditions.  Other than as set forth on Section 3.8 of the Disclosure Schedules, since the Balance Sheet Date, there have not been any events, occurrences, changes, developments or circumstances which have resulted in, or would reasonably be anticipated to result in, a Material Adverse Effect and, other than in the ordinary course of business consistent with past practice, Seller has not taken, nor permitted to be taken, any of the following actions:

(i)issuance, sale, pledge, disposition of, or creation of any Encumbrance with respect to any material Acquired Asset;

(ii)incurrence of any Indebtedness or issuance of any debt securities or assumption, guarantee, or endorsement, or otherwise become responsible for, the obligations of any Person, or made any loans or advances, in each case, affecting the Company’s Business or any Acquired Asset;

(iii)amendment, waiver, modification or consent to the termination of any Material Contract, or amendment, waiver, modification or consent to the termination of Seller’s rights thereunder, or entry into any Contract in connection with the Company’s Business or the Acquired Assets other than in the ordinary course of business;

(iv)authorization of, or commitment with respect to, any single capital expenditure for the Company’s Business that is in excess of $75,000 or capital expenditures that are, in the aggregate, in excess of $150,000;

(v)acquisition by Seller of any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or entry into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;

(vi)entry by Seller into any lease of real or personal property or any extensions or renewals thereof in connection with the Company’s Business;

(vii)increase in the compensation payable or the benefits provided to any Business Employee, or grant of any severance or termination payment to, or payment, loan or advance of any amount to, any Business Employee, or establishment, adoption, entry into or amendment of any Employee Plan, except as contemplated under the existing terms of the Employee Plan or as required by applicable Laws;

(viii)entry into any Contract with any Seller Related Party in connection with or affecting the Company’s Business or the Acquired Assets;

(ix)making of any change in any method of accounting or accounting practice or policy affecting the financial statements of the Company’s Business, except as required by GAAP;

(x)making, revocation or modification of any Tax election, settlement or compromise of any Tax liability or filing of any Tax Return relating to the Company’s Business other than on a basis consistent with past practice;

(xi)payment, discharge or satisfaction of any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Company’s Business or the Acquired Assets;

(xii)cancelation, compromise, waiver or release of any right or claim relating to the Company’s Business or the Acquired Assets;

(xiii)lapse of any existing policy of insurance relating to the Company’s Business or the Acquired Assets;

(xiv)lapse of any right relating to Company Intellectual Property or any other intangible asset used in connection with the Company’s Business;

(xv)acceleration of the collection of or discounting of any Receivables, delaying the payment of liabilities that would become Assumed Liabilities or deferred expenses, reduction of inventories or otherwise increase of cash on hand in connection with the Company’s Business;

(xvi)commencement or settlement of any Action relating to the Company’s Business, the Acquired Assets or any Assumed Liability;

(xvii)taken any action that would require an amendment to any Permit or other registration with a Governmental Authority; or

(xviii)committed in writing to take any of the foregoing actions.

Section 3.9Material Contracts.

(a)Seller has made available to Purchaser true, correct and complete copies (including all modifications, amendments and supplements thereto and waivers thereunder) of each of the following Contracts (each, a “Material Contract”), each of which are listed or described on Section 3.9(a) of the Disclosure Schedules:

(i)any Contract evidencing Indebtedness;

(ii)any material employment or consulting Contract;

(iii)any Contract relating in whole or in part to any material Intellectual Property, excluding any “shrink wrap” or “click through” licenses;

(iv)any joint venture or partnership relating to Seller;

(v)any material broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract;

(vi)any Contract which is an open purchase order for the purchase or delivery of goods or services, or performance of services, to or from Seller or the Company’s Business, in excess of $75,000 per year, provided that any open sales orders from Seller by its customers or other Persons shall have no dollar threshold limitation;

(vii)any Contract pursuant to which Seller has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(viii)any Contract with any Governmental Authority;

(ix)any Contract with any Seller Related Party;

(x)any Contract that limits, or, to the Seller’s Knowledge, purports to limit, the ability of Seller or the Company’s Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of Seller or the Company’s Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(xi)any Contract that requires a consent or notice to or otherwise contains a provision relating to an assignment or a “change of control,” or that would be triggered by the consummation of the Transaction;

(xii)any Contract pursuant to which Seller is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $75,000 per year;

(xiii)any Contract for the sale or purchase of any real property in an amount in excess of $75,000 or for the sale or purchase of any tangible personal property in an amount in excess of $50,000;

(xiv)any Contract providing for indemnification to or from any Person with respect to liabilities relating to Seller, the Company’s Business or any Acquired Asset;

(xv)any material Contract containing confidentiality clauses;

(xvi)any joint venture or partnership, merger, asset or stock purchase or divestiture Contract;

(xvii)any hedging, futures, options or other derivative Contract;

(xviii)any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity securities or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, Seller;

(xix)any Contract relating to settlement of any administrative or judicial proceedings within the past five (5) years;

(xx)any Contract that results in any Person holding a power of attorney that relates to Seller, the Company’s Business or the Acquired Assets; and

(xxi)any Contract with any labor union.

(b)Each Material Contract is valid and binding on Seller and, to Seller’s Knowledge, on each counterparty thereto and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and to general equitable principles.  Seller is not in breach of or default under (or alleged to be in breach of or default under), and has not provided or received any notice of any intention to terminate, any Material Contract.  To Seller’s Knowledge, no counterparty to a Material Contract is in breach of or default under (or alleged to be in breach of or default under), and Seller has not provided or received any notice of any intention to terminate, any Material Contract.  To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 3.10Title to Assets; Company Leased Property.

(a)Seller owns all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including: (i) all assets reflected as owned in the books and records of Seller; (ii) the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases disclosed in the Disclosure Schedules hereto and personal property sold since the Balance Sheet Date in the ordinary course of business consistent with past practice); and (iii) all properties and assets purchased or otherwise acquired by Seller since the Balance Sheet Date.  All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)those items set forth on Section 3.10(a) of the Disclosure Schedules;

(ii)liens for Taxes not yet due and payable;

(iii)mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Company’s Business;

(iv)easements, rights of way, zoning ordinances and other similar encumbrances affecting Company Leased Property which are not, individually or in the aggregate, material to the Company’s Business; or

(v)liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company’s Business.

(b)Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Company Leased Property; (ii) if such property is leased or subleased by Seller, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property.  Seller does not own any real property.  With respect to Company Leased Property, Seller has delivered or made available to Purchaser true, complete and correct copies of any leases affecting Company Leased Property.  Except as set forth on Section 3.10(b) of the Disclosure Schedules, Seller is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Company Leased Property.  The use and operation of the Company Leased Property in the conduct of the Company’s Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or agreement.  To Seller’s Knowledge, no material improvements constituting a part of the Company Leased Property encroach on real property owned or leased by a Person other than Seller.  There are no Actions pending nor, to Seller’s Knowledge, threatened in writing against or affecting Company Leased Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11Condition of Assets.  Except as set forth on Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible Personal Property of Seller are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible Personal Property are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  Except as set forth on Section 3.11 of the Disclosure Schedules, the Acquired Assets are sufficient for the continued conduct of the Company’s Business as of immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

Section 3.12Intellectual Property and Computer Systems.

(a)Company Intellectual Property.  Except as set forth in Section 3.12(a) of the Disclosure Schedules:

(i)Section 3.12(a)(i) of the Disclosure Schedules lists: all Company Intellectual Property that is subject to any issuance, registration, or application by Seller by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including issued Patents, registered Trademarks, domain names, social media accounts, and Copyrights, and pending applications for any of the foregoing, and specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction or authorized private registrar by, with or in which it has been issued, registered, or filed; the patent, registration, or application serial number; and the current status.

(ii)Section 3.12(a)(ii) of the Disclosure Schedules lists: all material Company Intellectual Property that is not registered with any Governmental Authority or authorized private registrar (collectively, “Unregistered Material Intellectual Property”), including, without limitation, trade secrets and unregistered copyrights, such as Software.

(b)Intellectual Property Agreements.  Except as set forth in Section 3.12(b) of the Disclosure Schedules:

(i)Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements for Licensed Intellectual Property (excluding agreements for off-the-shelf or commercially available Software subject to annual or one time payments of less than $15,000), specifying for each the date, title, and parties thereto.  Seller has provided the Purchaser with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements set forth on Section 3.12(b) of the Disclosure Schedules, including all modifications, amendments, and supplements thereto and waivers thereunder, provided that, for a Company IP Agreement for off-the-shelf or commercially available Software, a valid URL to such Company IP Agreement set forth in Section 3.12(b) of the Disclosure Schedules is deemed to satisfy the requirement for a true and complete copy of such Company IP Agreement.  Each Company IP Agreement set forth on Section 3.12(b) of the Disclosure Schedules is valid and binding on Seller in accordance with its terms and is in full force and effect and is transferable to the Purchaser.

(ii)In the past three (3) years, Seller has not given to or received from any other Person, any written notice, or to the Seller’s Knowledge any oral notice, regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company IP Agreement.

(c)Ownership and Sufficiency of Intellectual Property.  Except as identified in Section 3.12(c) of the Disclosure Schedules, Seller is the sole and exclusive legal and beneficial, and with respect to their respective Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid right to use and fully exploit all other Intellectual Property used or held for use in or necessary for Seller’s regular business as conducted on the date hereof, in each case, free and clear of all liens, other than as expressly stated herein.  Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company Intellectual Property constitutes all of the Intellectual Property necessary for Seller to operate its business as currently conducted.

(d)Intellectual Property Assignments.  Except as set forth in Section 3.12(d) of the Disclosure Schedules, with respect to each current and former employee and independent contractor of Seller who is or was involved in or has contributed to the invention, creation, or development of any material Company Intellectual Property, Seller exclusively owns, and has the unrestricted right to use, all Intellectual Property developed by such employee and independent contractor during the course of such employee or independent contractor’s employment or engagement with Seller that is incorporated into any product, process or other written or electronic materials of Seller, including without limitation all of Seller’s trade secrets.  Except as set forth in Section 3.12(d) of the Disclosure Schedules, all such current and former employees and independent contractors: (i) acknowledge Seller’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; and (ii) to the extent necessary to perfect Seller’s rights in such Intellectual Property, have granted to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property.

(e)Validity of Intellectual Property.  Except as set forth in Section 3.12(e) of the Disclosure Schedules, all of the Company Intellectual Property that has been reduced to a tangible medium, whether registered or unregistered, are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect.  Seller has taken commercially reasonable steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all trade secrets included therein.  To the Seller’s Knowledge, all required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f)Non-Infringement of Intellectual Property.  Except as identified in Section 3.12(f) of the Disclosure Schedules, the conduct of Seller in the operation of its business as currently and formerly conducted in the past four (4) years, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes, and services of Seller, has not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person.  To the Seller’s Knowledge, in the past four (4) years, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)No Intellectual Property Actions.  Except as identified in Section 3.12(g) of the Disclosure Schedules, in the past four (4) years, there have been no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to the Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) against Seller alleging any infringement, misappropriation, or other violation by Seller of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Seller’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by Seller alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property.  Seller has no knowledge of any facts or circumstances that would reasonably be expected to give rise to any such Action.  Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the ownership or use of any Company Intellectual Property or Licensed Intellectual Property.

(h)Trade Secrets.  Seller has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of all its trade secrets.  The trade secrets of Seller are not part of the public knowledge or literature and, to the Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller or its business.

(i)Software.

(i)Section 3.12(i) of the Disclosure Schedules lists all material Software developed by or on behalf of, and owned by Seller (identification of an item of Software in Section 3.12(i) of the Disclosure Schedules by name, file name or location or other identifiable description, so long as clear and unambiguous, shall be deemed to reference all incorporated source code, object code, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith, collectively, the “Proprietary Software”).

(ii)Except as set forth in Section 3.12(i) of the Disclosure Schedules, the Proprietary Software and the Software that constitutes Licensed Intellectual Property constitute all of the Software necessary for the operation of the regular business of Seller as currently conducted.  Other than the right of a customer to use Seller’s products in which Proprietary Software has been installed and the rights of Seller’s distributors, installers, service technicians and other agents to sell, install and service Seller’s products, no Person other than Seller possesses any current or contingent right to possess or to use any source code that is part of the Proprietary Software, nor has Seller granted any Person any current or contingent right to possess or to use any source code that is part of the Proprietary Software, except as set forth in Section 3.12(i) of the Disclosure Schedules.

(iii)The Proprietary Software and the Software that constitutes Licensed Intellectual Property, in all material respects, performs as necessary and satisfies the operational needs for the conduct of the regular business of Seller as currently conducted.  The source code for the Proprietary Software will (and is free from defect that would not enable it to) compile into object code or otherwise be capable of performing the functions described in the documentation pertaining thereto.  Except as identified in Section 3.12(i) of the Disclosure Schedules, none of the Proprietary Software has been developed with, or incorporates, any “open-source” code.  No use of open-source code used by Seller requires the disclosure or licensing of Company Intellectual Property, or has or will result in the loss of exclusive ownership of Company Intellectual Property.  The Proprietary Software, and to Seller’s Knowledge, the Licensed Intellectual Property constituting Software, is free of material defects in operations and contains no disabling devices.

(j)Computer Systems.  Except as set forth in Section 3.12(j) of the Disclosure Schedules, the Computer Systems: (i) adequately meet the data processing and other computing needs to conduct the regular business and operations of Seller as presently conducted and (ii) to the Seller’s Knowledge, are free from viruses and disabling codes and devices.  Seller has taken reasonable steps and implemented reasonable procedures designed to ensure, so far as reasonably possible, that such systems are free from viruses and disabling codes and devices.  Seller has in place commercially reasonable back-up systems and procedures and has taken commercially reasonable steps and implemented commercially reasonable procedures designed to safeguard the Computer Systems and prevent unauthorized access thereto.  To the Seller’s Knowledge, in the last twenty-four (24) months, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other material adverse event affecting any of the Computer Systems.

Section 3.13Customers; Suppliers.  Section 3.13 of the Disclosure Schedules sets forth (a) the top twenty (20) customers and top twenty (20) suppliers of Seller during its fiscal years ended December 31, 2018 and 2019 (collectively, the “Material Customers/Suppliers”); and (b) the amount of consideration paid by or to, as applicable, each Material Customer/Supplier during each such period.  Since December 31, 2018, Seller has not received any notice, and has no reason to believe, that any of its Material Customers/Suppliers has ceased, or intends to cease after the Closing, to use Seller’s goods or services or to otherwise terminate or materially reduce such Material Customer/Supplier’s purchases from Seller or sales to Seller, as applicable, except as disclosed on Section 3.13 of the Disclosure Schedules. There are no suppliers of products or services to Seller which are material and with respect to which practical alternative sources of supply are not generally available to Seller on materially comparable terms and conditions in the marketplace, except as disclosed on Section 3.13 of the Disclosure Schedules.

Section 3.14Insurance.  Seller maintains policies of insurance, including property, workers’ compensation, directors’ and officers’ liability and other casualty and liability insurance, that are, in form and amount, customary for Seller’s type of business, or as may be required under the terms of any Contract or agreement to which Seller is a party; and such policies are sufficient for compliance with all applicable Laws. Section 3.14 of the Disclosure Schedules sets forth (a) a complete and correct list of all insurance policies maintained by Seller, including coverage amounts, annualized premiums, coverage limitations, deductibles applicable to each such policy, and all claims made on such policies within the past three (3) years; and (b) a complete description of any self-insurance program or similar alternative insurance measures created or entered into by Seller.  Loss runs for the three year period ending on the Closing Date for each insurance policy required to be set forth on Section 3.14 of the Disclosure Schedules have been made available to Purchaser.  Each insurance policy required to be set forth on Section 3.14 of the Disclosure Schedules is in full force and effect, all premiums due and payable thereon have been paid, and Seller is in compliance with its obligations under such policies.  There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed, or for which coverage will be provided with reservation of rights.  To Seller’s Knowledge, there is no threatened termination of, or pending material premium increase with respect to, any such policies.

Section 3.15Legal Proceedings; Governmental Orders.

(a)Except as set forth on Section 3.15(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (and no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as the basis for the commencement of any such Action or threatened Action) against or affecting Seller, the Company’s Business or any of the Acquired Assets, that in the aggregate would have a Material Adverse Effect.

(b)Except as set forth on Section 3.15(b) of the Disclosure Schedules, none of Seller, the Company’s Business nor any of the Acquired Assets is subject to any outstanding Governmental Order.

(c)Without limiting the generality of the other representations and warranties set forth in this Section 3.15, neither Seller nor, to Seller’s Knowledge, any of its Affiliates or Representatives:

(i)are presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from bidding on Government Contracts;

(ii)have, within the past three (3) years, been convicted of, or had a civil judgment rendered against them for, (A) fraud or any other criminal offense in connection with obtaining, attempting to obtain, or performing a Government Contract (whether federal, state or local), (B) violating any federal or state antitrust statute, or (C) embezzlement, theft, forgery, bribery, falsification/destruction of records, making false statements, or receiving stolen property;

(iii)are not presently indicted for, or otherwise criminally or civilly charged by a Governmental Authority with the commission of, any of the offenses referenced in clause (ii) above; and

(iv) have had one or more Government Contracts terminated for cause or default at any time within the past three (3) years.

Section 3.16Compliance With Laws; Permits.

(a)Except as set forth on Section 3.16(a) of the Disclosure Schedules, Seller is, and at all times has been, operated in compliance in all material respects with all (i) Laws and (ii) Governmental Orders that are, or were, applicable to Seller, the conduct of the Company’s Business or the ownership or use of the Acquired Assets, or by which any Acquired Asset is, or was, bound or affected.  No event has occurred or circumstance exists that (with or without notice or lapse of time) could reasonably be expected to constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any applicable Law.  Seller has not received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Law.

(b)Section 3.16(b) of the Disclosure Schedules lists all Permits issued to or held by, or otherwise that relate to the Company’s Business of or any of the Acquired Assets, including the names of such Permits and their respective dates of issuance and expiration.  Seller has all Permits required to conduct the Company’s Business as currently conducted and to permit Seller to own and use the Acquired Assets in the manner currently owned and used, and such Permits are valid and in full force and effect.  With respect to each Permit listed, or required to be listed, on Section 3.16(b) of the Disclosure Schedules: (i) Seller is and at all times has been in material compliance with all of the terms and requirements thereof; (ii) no event has occurred or circumstance exists that could reasonably be expected to (with or without notice or lapse of time) (A) constitute or result (directly or indirectly) in a violation of or a failure to comply with any term or requirement thereof, or (B) result (directly or indirectly) in the revocation, withdrawal, suspension, cancellation, termination or modification thereof; and (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Authority regarding (A) any actual, alleged, possible or potential violation or failure to comply with any term or requirement thereof, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification thereof.

(c)Without limiting the generality of the other representations and warranties set forth in Section 3.16: (A) Seller is not now nor has ever been a Blocked Person and to Seller’s Knowledge none of its Affiliates or Representatives is now nor has ever been a Blocked Person; and (B) neither Seller nor, to Seller’s Knowledge, any of its Affiliates or Representatives (acting for or on behalf of Seller), directly or indirectly, (1) conducts or has conducted any business with a Blocked Person, (2) has contributed any funds, goods or services to or for the benefit of, or received any funds, goods or services from, any Blocked Person, (3) has dealt, or otherwise engaged, in any transaction relating to any property or interests in property blocked pursuant to Executive Order 13224, or (4) has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  Neither Seller, nor to Seller’s Knowledge any of its respective Affiliates or Representatives, promotes or engages in, or has ever promoted or engaged in, violence, terrorism or the destruction of any state.

(d)Without limiting the generality of the other representations and warranties set forth in Section 3.16: (i) Seller is, and at all times has been, in full compliance with the Foreign Corrupt Practices Act of 1977, as amended, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997, and all other applicable anti-corruption or anti-bribery Laws; and (ii) neither Seller nor to Seller’s Knowledge any Affiliate or Representative of Seller while acting for or on behalf of Seller, has directly or indirectly (A) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (1) to obtain favorable treatment in securing business, (2) to pay for favorable treatment for business secured, (3) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any of its Affiliates, or (4) in violation of any Law, (B) established or maintained any fund or asset that has not been recorded in the books and records of Seller, or (C) made any unlawful payment relating to political activity or to influence official action.

(e)Without limiting the generality of the other representations and warranties set forth in Section 3.16, Seller is, and at all times has been, in full compliance with all United States and foreign export and import Laws, including the United States Export Administration Act, the Arms Export Control Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Foreign Trade Statistics Regulations and the regulations administered by the U.S. Bureau of Customs and Border Protection.

Section 3.17Environmental Matters.

(a)Seller has complied at all times in all material respects with all applicable Environmental Laws.  To Seller’s Knowledge, there are no currently existing facts, events, conditions or circumstances that, based on the operation of the Company’s Business, would reasonably be expected to (i) prevent or interfere with Seller’s compliance in all material respects with applicable Environmental Laws in connection with the operation of the Company’s Business, (ii) give rise to any Environmental Claim related to Company’s Business or Company Leased Property under applicable Environmental Laws or (iii) require a material capital expenditure not reflected in budgets of Seller, or a material annual operating expenditure increase to be made in connection with the Company’s Business or Company Leased Property to achieve or maintain compliance with applicable Environmental Laws in effect as of the Closing Date.

(b)There has not been a “Release” of any Hazardous Materials on any Company Leased Property that could reasonably be expected to give rise to liability to Seller pursuant to applicable Environmental Law.  For purposes of this paragraph, a “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, dumping, or other releasing into or through the environment or into, through or from structures or buildings.  There are no Hazardous Materials present on Company Leased Property, except for Hazardous Materials (i) stored thereon in material compliance with applicable Environmental Laws; or (ii) the presence of which does not violate applicable Environmental Law.

(c)Seller has not received any written notice, demand, letter, claim or request for information alleging that Seller is or may be in violation of or liable under applicable Environmental Law or any Environmental Claim.

(d)Seller is not subject to any Governmental Order or agreement with any third party concerning liability under applicable Environmental Law or relating to Hazardous Materials.

(e)Seller has obtained and currently maintains the Environmental Permits listed on Section 3.17(e) of the Disclosure Schedules (collectively, the “Company Environmental Permits”).  Company Environmental Permits: (i) constitute all of the Environmental Permits necessary for the ownership, lease, operation, and use of the Company’s Business and the Acquired Assets; and (ii) are in full force and effect in accordance with their respective terms and all applicable Environmental Laws.  Seller is and at all times has been in material compliance with all Company Environmental Permits.

(f)Seller has not assumed the environmental liabilities of, or agreed to indemnify, any other Person by agreement that could reasonably be expected to give rise to liability of Seller under Environmental Laws.

(g)There is no asbestos nor any asbestos containing materials used in, applied to, or in any way incorporated in Seller’s products.

(h)Seller has made available to Purchaser copies of all documents, records and information in Seller’s possession concerning environmental conditions at Company Leased Property, compliance with or potential liability under applicable Environmental Laws, or the Release of any Hazardous Material.

(i)Except as set forth in Section 3.17(i) of the Disclosure Schedules, the Company Leased Property has no aboveground or underground storage tanks, and to Seller’s Knowledge, Company Leased Property has not previously had any aboveground or underground storage tanks at the time Seller owned or leased Company Leased Property.

(j)Neither Seller nor, to Seller’s Knowledge, any other Person, has permitted or conducted Hazardous Activity at or from any Company Leased Property during the term of Seller’s ownership or lease of Company Leased Property, except in material compliance with applicable Environmental Laws.

Section 3.18Employee Benefit Matters.

(a)Section 3.18(a) of the Disclosure Schedules sets forth a complete and correct list of the names of all current employees (excluding the Retained Employees) of the Seller (“Business Employees”), specifying their position with respect to the Company’s Business, and their salary, date of hire, business location, bonus and incentive entitlements.

(b)Section 3.18(b) of the Disclosure Schedules sets forth a true and complete list of all Employee Plans.  For each Employee Plan, true, current and complete copies of each of the following documents have been made available to Purchaser, to the extent applicable:

(i)the plan document and all amendments thereto, and where the Employee Plan has not been reduced to writing, a written summary of all material plan terms;

(ii)any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration and service provider agreements, investment management agreements and investment advisory agreements;

(iii)the most recent summary plan description (including any summaries of material modifications), summary of benefits and coverage, employee handbook, and any other material written communications (or a written description of any material oral communications);

(iv)the three (3) most recently filed annual reports on Form 5500 required to be filed with the U.S. Department of Labor (with schedules and financial statements attached) and the three (3) most recently distributed summary annual reports;

(v)in the case of any Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter issued by the Internal Revenue Service

(vi)actuarial valuations and reports for the three (3) most recently completed plan years;

(vii)results of nondiscrimination, top-heavy and other tests performed under the Code for the three (3) most recently completed plan years;

(viii)any material notices, letters or other correspondence from any Governmental Authority;

(ix)any current and prior audits or inquiries by the Internal Revenue Service or the U.S. Department of Labor;

(x)fidelity bond;

(xi)fiduciary liability insurance policies; and

(xii)any filings under any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(c)Except as set forth in Section 3.18(c) of the Disclosure Schedules:

(i)neither Seller nor any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained any (A) “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), (B) “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, (C) “multiple employer plan” within the meaning of Section 413(c) of the Code, or (D) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA;

(ii)no Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and none of the assets of Seller or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Section 430 or 436 of the Code;

(iii)neither Seller nor any ERISA Affiliate has (A) incurred any liability to the Pension Benefit Guaranty Corporation in connection with any Employee Plan covering any active, retired or former employees or directors of Seller or any ERISA Affiliate, including any liability under Section 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any such Employee Plan in a manner that could subject it to liability under Section 4062, 4063 or 4064 of ERISA, or (B) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 or 4204 of ERISA to any Multiemployer Plan;

(iv)each Employee Plan has been established, maintained and operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA, the Code, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act of 2010, and Seller has performed in all materials respects all obligations required to be performed by it and is not in any material respect in default under or in violation under any Employee Plan, nor does Seller have any Knowledge of any such default or violation by any other party to any Employee Plan;

(v)nothing has occurred with respect to any Employee Plan that has subjected or could reasonably be expected to subject Seller or any ERISA Affiliate or, with respect to any period on or after the Closing Date, Purchaser or any of its Affiliates, to a civil action or penalty under Section 502 of ERISA or to Tax under Section 4975, 4980 or 4980H of the Code;

(vi)all benefits, contributions, premiums or payments required to be made with respect to any Employee Plan have been made in accordance with the terms of such Employee Plan and all applicable Laws and Accounting Principles on or before their due dates, and all benefits accrued, under any unfunded Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP;

(vii)each Employee Plan that is intended to be qualified and tax exempt under the provisions of Code Sections 401(a) and 501(a) is so qualified and is the subject of a favorable determination letter, or can rely upon an opinion or advisory letter, from the Internal Revenue Service, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Employee Plan;

(viii)no Employee Plan provides post-employment welfare benefits except to the extent required by Section 4980B of the Code or other applicable Law, and neither Seller nor any ERISA Affiliate has any obligation to provide post-termination welfare benefits to any individual or ever represented, promised or contracted with any individual that such individual would be provided with post-termination welfare benefits;

(ix)there is no pending or, to Seller’s Knowledge, threatened Action relating to any Employee Plan (other than routine benefit claims), and there are no facts that could reasonably be expected to form the basis for any such Action;

(x)no Employee Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by any Governmental Authority or the subject of an application or filing under, or is a participant in or considering being a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority;

(xi)each Employee Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder, and Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred under Section 409A of the Code;

(xii)neither Seller nor any of its Affiliates has any commitment or obligation, or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Employee Plan, in connection with the consummation of the Transaction or otherwise;

(xiii)each Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Seller or any of its Affiliates other than ordinary administrative expenses typically incurred in a termination event;

(xiv)Seller has not attempted to maintain the grandfathered health plan status under the Patient Protection and Affordable Care Act of 2010, as amended, of any Employee Plan; and

(xv)each Employee Plan that is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated at all times in compliance in all material respects with the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code; and

(d)Except as expressly set forth in this Agreement or as set forth on Section 3.18(d) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement or the other Transaction Documents nor the consummation of the Transaction (either alone or in connection with any other event) will (i) entitle any current or former director, officer, employee, independent contractor or consultant of Seller to any severance pay, retention or change in control bonus or any other payment, (ii) accelerate the time of payment, funding or vesting, or increase the amount of, or value of any compensation or benefit (including stock or stock-based compensation) due any such individual, (iii) limit or restrict the right of Seller to merge, amend or terminate any Employee Plan, (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Plan, (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code, or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.19Labor and Employment Matters.

(a)Seller is not party to any labor or collective bargaining Contract that pertains to any Business Employees.  To the Seller’s Knowledge, there are no, and during the past five (5) years have been no, organizing activities or collective bargaining arrangements that could affect the Company’s Business pending or under discussion with any Business Employees or any labor organization.  There is no, and during the past five (5) years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Seller’s Knowledge, threatened against or affecting the Company’s Business or Seller.

(b)Seller is and during the past five (5) years has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, equal opportunity, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, in connection with the Company’s Business.  To the Seller’s Knowledge, Seller is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.  No unfair labor practice or labor charge or complaint is pending or, to the Seller’s Knowledge, threatened with respect to the Company’s Business or Seller before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c)Seller has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Business Employees and, to the Seller’s Knowledge, is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor in connection with the Company’s Business.  Seller has paid in full to all Business Employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.

(d)Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting Business Employees or employment practices in connection with the Company’s Business.  Seller has not received within the past three (3) years any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company’s Business and, to the Seller’s Knowledge, no such investigation is in progress.  To the Seller’s Knowledge, no current Business Employee has provided written notice of their intention to terminate their employment relationship with the Company’s Business following the consummation of the Transaction.

(e)Except as set forth on Section 3.19(e) of the Disclosure Schedules, there are no, and since January 1, 2016 have been no, Actions against or involving Seller, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Person or Governmental Authority in connection with the employment of any current or former employee of Seller, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

Section 3.20Tax Matters.  Except as set forth on Section 3.20 of the Disclosure Schedules:

(a)Seller has prepared and timely filed (taking into account any extension of time within which to file) with the appropriate domestic, federal, state, local and foreign taxing authorities all Tax Returns required to be filed by Seller with respect to the Company’s Business and the Acquired Assets, and has timely paid all Taxes attributable to the Company’s Business and the Acquired Assets owed or payable by it (whether or not shown on any Tax Return).

(b)Seller has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(c)Seller has no liability for unpaid Taxes attributable to the Company’s Business or the Acquired Assets, other than liabilities for (i) Taxes reflected as current liabilities in its Balance Sheet that are not yet delinquent or are being validly contested by Seller and (ii) Taxes incurred since the date of its Balance Sheet in the ordinary course of business, that are not delinquent or are being validly contested by Seller, and that are consistent in amount with similar Taxes incurred by Seller in prior periods as adjusted for changes in normal business operations.

(d)All Tax Returns filed by Seller with respect to the Company’s Business and the Acquired Assets are true, complete and correct in all material respects, were prepared in accordance with all applicable Laws, and include any disclosures Seller has reasonably determined are necessary with respect to positions that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(e)Neither Seller nor the Company’s Business is currently the subject of a Tax audit, or to the Seller’s Knowledge, a Tax examination or investigation.  Seller has not consented to extend the time, nor is Seller the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing authority.  Seller has not received from any Taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes which has not been satisfied in full by payment or been withdrawn.

(f)No claim has been received from any Taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller or the Company’s Business or the Acquired Assets are or may be subject to taxation by that jurisdiction.

(g)Seller is not a party to, is not bound by, nor has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement or similar Contract.

(h)Seller has never been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated return federal income tax return (or a similar group for purposes, of state, local or foreign law).  Seller does not have any liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee, successor or by contract.

(i)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company’s Business.

(j)There are no Encumbrances for Taxes (other than current Taxes not yet due and payable) upon the Acquired Assets.

(k)Seller has never had a permanent establishment (within the meaning of an applicable Tax treaty) nor otherwise has an office or fixed place of business in a jurisdiction outside of the jurisdiction of its formation or incorporation.

(l)Seller is a validly electing and qualifying S-Corporation within the meaning of Code Section 1361 and Code Section 1362.

(m)Seller has properly collected and remitted all material sales and similar Taxes with respect to transactions with its customers or has properly received and retained any appropriate tax exemption certificates and other documentation for all transactions made without charging and remitting sales or similar Taxes that would qualify such sales as exempt from sales and similar Taxes.

(n)None of the Acquired Assets constitute an equity interest in a legal entity.

For purposes of this Section 3.20, all references to Seller shall be deemed to include any Person that was merged with or was liquidated into Seller.

Section 3.21Books and Records.  True, correct and complete copies of the Business Records have been made available to Purchaser prior to the date hereof.  The Business Records are complete and correct in all material respects, and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

Section 3.22Related Party Transactions.  Except as set forth on Section 3.22 of the Disclosure Schedules, no executive officer or director of Seller (or any of such Person’s immediate family members, Affiliates or other “associates” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934)) (each such Person, a “Seller Related Party”) (a) is a party to any Contract with or binding upon Seller or any of or any of the Acquired Assets or has any interest in any property owned or used by Seller and included in the Acquired Assets, nor has Seller engaged in any transaction with any of the foregoing within the last three (3) years; (b) has any on-going business dealings with Seller; and (c) is or has been engaged in competition with Seller.  Each Contract, business dealing or other arrangement set forth on Section 3.22 of the Disclosure Schedules has been conducted in the ordinary course of business consistent with past practices and on arms’ length terms.

Section 3.23Brokers.  Except for the fees and expenses of Capstone Headwaters which shall be the sole responsibility of Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller.

Section 3.24Inventory; Accounts Receivable.  All inventory included in the Acquired Assets consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality.  The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) included in the Acquired Assets are not excessive, but are reasonable in the present circumstances of Seller.  There is no contest, claim or right of set-off, other than returns in the ordinary course of business consistent with past practice, relating to the amount or validity of any account receivable included in the Acquired Assets.  All accounts receivable included in the Acquired Assets that are reflected on the Financial Statements or the SAP accounting records of Seller as of the Closing Date represent or will represent, as appropriate, valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice.

Section 3.25Product Warranties.  Except as set forth on Section 3.25 of the Disclosure Schedules, to Seller’s Knowledge Seller does not have any written product or service guarantee or warranty in place, whereby Seller has agreed to provide a full or partial refund or cover or otherwise make whole any losses or claims under any contract or policy to any customer in connection with such customer’s purchase of such product or service.  All finished goods of Seller and products manufactured, sold or delivered by Seller have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and applicable Law.  Except as set forth on Section 3.25 of the Disclosure Schedules, there have been no product recalls or withdrawals, whether initiated by Seller or any Governmental Authority, or seizures by any Governmental Authority with respect to any products manufactured, sold or delivered by Seller, and there is no fact or circumstance currently existing which could give rise to any such recall, withdrawal or seizure.  Except to the extent reflected or reserved against in the Balance Sheet, Seller has no liability or obligation (and there is no fact or circumstance currently existing which could give rise to any such liability or obligation of Seller) arising out of any claim for repair, replacement or refund, including any claim for repair, replacement or refund based upon any express or implied representation, warranty, agreement or guaranty made by Seller with respect to any products manufactured or sold, or services performed, by Seller.

Section 3.26Product Liability.  Seller has no liability or obligation (and there is no fact or circumstance currently existing which could give rise to any liability or obligation of Seller) arising out of any product liability or similar claims for injury to a anyone or property, in any case based upon (a) the improper performance or malfunctioning of a product manufactured or sold by Seller; (b) the improper design, manufacture or installation of a product manufactured or sold by Seller; (c) any failure by Seller to lawfully package or label a product manufactured or sold by Seller; (d) any failure by Seller to adequately warn third parties of the hazards of a product manufactured or sold by Seller; or (e) any other related product defects of any products manufactured or sold by Seller.  Section 3.26 of the Disclosure Schedules sets forth a correct and complete list and brief description of all product liability claims that have been filed against Seller for any product manufactured, sold, leased or delivered by Seller, or any predecessor entity, during the past three (3) years.

Section 3.27No Other Representations and Warranties.  The representations and warranties contained in this Article III (each including the related portions of the Disclosure Schedules) and any representations and warranties made by Seller in any other Transaction Document, are the only representations and warranties made regarding Seller in connection with the Transaction and the matters set forth in this Agreement and, for greater certainty and without limiting the generality of the foregoing, no other representation or warranty, whether express or implied, is made regarding Seller in connection with, arising out of or relating to any of the matters set forth in this Agreement.  Other than the representations and warranties contained in this Article III (each including the related portions of the Disclosure Schedules) and any representations and warranties made by Seller in any Transaction Document, (a) none of the material or information provided by or communications made by Seller or any of its stockholders, directors, managers, officers, employees, agents or representatives, or by any advisor thereof, whether by use of a “data room,” or in any information memorandum, or otherwise, or by any broker or investment banker, will independently cause or independently create any warranty, express or implied, as to the title, condition, value or quality of Seller, and (b) neither Seller nor any of its stockholders, directors, managers, officers, employees, agents or representatives is liable for or bound in any manner by any express or implied representations, warranties, guaranties, promises or statements pertaining to Seller.  Seller makes no representations or warranties with respect to any projections or forecasts made available to Purchaser.  There is no assurance that any projected or forecasted results will be achieved.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, hereby represents and warrants to Purchaser as of the Closing (other than representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 4.1Execution and Delivery; Valid and Binding Agreements.  The Transaction Documents to which such Stockholder is a party have been duly executed and delivered by such Stockholder and assuming due authorization, execution and delivery of such Transaction Documents by each of the other parties thereto, constitute legal, valid and binding obligations of such Stockholder, each enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.  Such Stockholder is not now and has never been a Blocked Person.

Section 4.2Authority.  Such Stockholder has the requisite power and authority and full legal capacity to enter into and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.  If such Stockholder is not an individual, (a) such Stockholder is duly organized, validly existing and (where such concept is meaningful) in good standing under the Laws of the jurisdiction of its organization, and (b) the execution, delivery and performance by such Stockholder of this Agreement and the Transaction Documents to which it is a party and the consummation by such Stockholder of the Transaction have been duly authorized by all requisite entity or trustee action, as applicable, on the part of such Stockholder and no other entity or trustee proceedings, as applicable, on the part of such Stockholder are necessary to authorize the execution, delivery and performance of this Agreement or the Transaction Documents to which it is a party or to consummate the Transaction.

Section 4.3No Conflict.  Such Stockholder’s: (a) execution, delivery and performance of this Agreement, and each other Transaction Document to which such Stockholder is a party; (b) consummation of the Transaction; and (c) compliance with or fulfillment of the terms and provisions of this Agreement, and each other Transaction Document to which such Stockholder is a party, do not (i) if such Stockholder is not an individual, conflict with or result in a breach of (A) any of the provisions of such Seller’s governing organizational documents (e.g., such Stockholder’s trust agreement, if such Stockholder is a trust), or (B) any resolution adopted by the board of directors, shareholders or trustees (or their equivalents) of such Stockholder; (ii) give any Governmental Authority or other Person the right to challenge the Transaction; or (iii) require such Stockholder to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person.

Section 4.4Ownership.  Such Stockholder is the record owner of the number of Shares as set forth opposite his, her or its name on Exhibit B attached hereto, free and clear of any Encumbrance (other than Encumbrances imposed by applicable federal and state securities law restrictions).

Section 4.5Brokers.  Except for the fees and expenses of Capstone Headwaters, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Stockholders.

Section 4.6No Other Representations and Warranties.  The representations and warranties contained in this Article IV (each including the related portions of the Disclosure Schedules) and any representations and warranties made by the Stockholders in any Transaction Document to which such Stockholder is a party, are the only representations and warranties made regarding such Stockholder in connection with the Transaction and the matters set forth in this Agreement and, for greater certainty and without limiting the generality of the foregoing, no other representation or warranty, whether express or implied, is made in connection with, arising out of or relating to any of the matters set forth in this Agreement.  Other than the representations and warranties contained in this Article IV (each including the related portions of the Disclosure Schedules) and any representations and warranties made by such Stockholder in any Transaction Document to which such Stockholder is a party, (a) none of the material or information provided by or communications made by such Stockholder or any of his, her, or its agents or representatives, or by any advisor thereof, whether by use of a “data room,” or in any information memorandum, or otherwise, or by any broker or investment banker, will independently cause or independently create any warranty, express or implied, as to the condition, value or quality of Seller, and (b) neither such Stockholder nor any of his, her, or its agents or representatives is liable for or bound in any manner by any express or implied representations, warranties, guaranties, promises or statements pertaining to Seller.  Such Stockholder makes no representations or warranties with respect to any projections or forecasts made available to Purchaser.  There is no assurance that any projected or forecasted results will be achieved.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and Stockholders that the statements contained in this Article V are true and correct.

Section 5.1Organization.  Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Indiana and has the requisite limited liability company power to carry on its business as now conducted.

Section 5.2Authority.  Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the Transaction.  The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which it is a party and the consummation by Purchaser of the Transaction have been duly authorized by all requisite action on the part of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement or the Transaction Documents to which it is a party or to consummate the Transaction.  This Agreement and the Transaction Documents to which it is a party have each been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement and such Transaction Documents by the other parties hereto, constitute legal, valid and binding obligations of Purchaser, each enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

Section 5.3Consents and Approvals.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transaction require no consent, approval, authorization or filing with or notice to any Governmental Authority, other than any actions or filings the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of Purchaser to consummate the Transaction.

Section 5.4Non-Contravention.  The execution, delivery and performance of this Agreement by Purchaser and its consummation of the Transaction do not and will not (with or without notice or lapse of time or both):

(a)contravene, conflict with or result in a violation or breach of any provision of the certificate of incorporation or by-laws of Purchaser, as amended to date;

(b)assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to Purchaser; or

(c)require any consent or approval under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Purchaser is a party, or by which any of its properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (b) and (c) of this section, would not reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the Transaction.

Section 5.5Inspections by Purchaser; Non-Reliance.  Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as its acquisition of the Acquired Assets as contemplated by this Agreement.  Purchaser has conducted its own independent investigation, review and analysis of the business operations, assets, liabilities, results of operations, financial condition, technology and prospects of the business and operations of Seller, which investigation, review and analysis was done by Purchaser and, to the extent it deemed appropriate, by its representatives and advisors.  Purchaser acknowledges that it and its representatives and advisors have been provided adequate access to the personnel, properties, premises and records of Seller for such purpose, and Purchaser acknowledges that it has undertaken such investigation and has been provided with and has evaluated such personnel, properties, premises and records of Seller as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party.  In entering into this Agreement and the Transaction Documents to which it is a party, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of the Seller Parties, except the specific representations and warranties of the Seller Parties set forth in Article III and Article IV of this Agreement or any other Transaction Document.

Section 5.6Litigation.  There is no Action pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser, including in respect of the Transaction, that would reasonably be expected, individually or in the aggregate, to materially impair Purchaser’s ability to perform or comply with its obligations under this Agreement or to consummate the Transaction.

Section 5.7Brokers.  Except as set forth on Section 5.7 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Purchaser.

ARTICLE VI

COVENANTS

Section 6.1Preservation of Records.  For a period of six (6) years after the Closing, Purchaser shall (i) retain the books and records of Seller which are transferred to Purchaser pursuant to this Agreement and which relate to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of Seller reasonable access, during normal business hours, to such books and records.

Section 6.2Public Announcements.  Purchaser and Seller shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the Transaction and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or statement may be required by Law or any listing agreement with or rule of any national securities exchange, in which case the party required to make the release or statement shall consult with the other party about, and allow the other party reasonable time (to the extent permitted by the circumstances) to comment on, such release or statement in advance of such issuance, and the party will consider such comments in good faith.

Section 6.3Employee Matters Covenants.

(a)In accordance with the relevant provisions of the Transition Services Agreement, Purchaser shall extend offers of employment (each such offer, a “Purchaser Offer”) to each of the Business Employees (excluding the Retained Employees) set forth in Section 6.3 of the Disclosure Schedules, which shall include salary and terms that are reasonably comparable, on an aggregate basis, to the salary and terms provided to other, similarly situated employees of Purchaser.

(b)Except as set forth in the Transition Services Agreement, Purchaser shall not adopt, become a sponsoring employer of, or have any obligations under or with respect to any Employee Plan, and Seller shall be solely responsible for any and all liabilities and obligations that have been incurred or may be incurred under or in connection with any Employee Plan.

Section 6.4Wrong Pocket Assets.

(a)If at any time, or from time to time after the Closing, Seller or any of its Affiliates receives or otherwise possesses any asset, property or right that should belong to Purchaser pursuant to this Agreement (a “Purchaser Wrong Pocket Asset”), Seller shall promptly transfer, or cause to be transferred, such Purchaser Wrong Pocket Asset to Purchaser. Prior to any such transfer in accordance with this Section 6.4(a), Seller shall hold such Purchaser Wrong Pocket Asset in trust for Purchaser.  Without limitation of the foregoing, in the event Seller or any of its Affiliates receives any payment in respect of any Acquired Asset, Seller shall promptly deliver such payment to an account designated in writing by Purchaser by wire transfer of immediately available funds.

(b)If at any time, or from time to time after the Closing, Purchaser or any of its Affiliates receives or otherwise possesses any asset, property or right that should belong to Seller pursuant to this Agreement (a “Seller Wrong Pocket Asset”), Purchaser shall promptly transfer, or cause to be transferred, such Seller Wrong Pocket Asset to Seller.  Prior to any such transfer in accordance with this Section 6.4(b), Purchaser shall hold such Seller Wrong Pocket Asset in trust for Seller.  Without limitation of the foregoing, in the event Purchaser or any of its Affiliates receives any payment in respect of any Excluded Asset, Purchaser shall promptly deliver such payment to an account designated in writing by Seller by wire transfer of immediately available funds.

Section 6.5Name Change.  Within ten (10) days after the Closing Date, Seller shall change its legal entity name so that it no longer includes “Lencore” or “Lencore Acoustics” or any derivation of the foregoing (collectively, the “Lencore Names”).  From and after the Closing, neither Seller nor any of its Affiliates shall, directly or indirectly, use any of the Lencore Names in any trade or business other than for the purpose of identifying Seller as formerly known as “Lencore Acoustics” through the use of such phrase “f/k/a” or similar terminology.

Section 6.6Post-Closing Audit.  Following the Closing, each Seller Party shall (and shall cause its Affiliates to) cooperate with Purchaser and its Representatives to the extent reasonably necessary for Purchaser and its Representatives to conduct an audit of the financial statements of the Company’s Business for the calendar year ended December 31, 2019.  Without limiting the generality of the foregoing, Seller shall provide Purchaser and its Representatives with on-site access and access via telephone and e-mail communications and transmissions during regular business hours and upon reasonable notice to all relevant books and records and employees (including key accounting and finance personnel) of Seller to the extent necessary to conduct such post-Closing audit, all in a manner not unreasonably interfering with the business of Seller.  Furthermore, Seller shall sign a management representation letter covering such financial statement in a form reasonably consistent with the management representation letter signed in connection with the audit of the financial statements of the Company’s Business for the calendar year ended December 31, 2018.

Section 6.7Third Party Consents.  To the extent that Seller’s rights under any Material Contract or Permit that would otherwise constitute an Acquired Asset, may not be assigned to Purchaser without the written consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a material breach thereof or be unlawful, and such Contract or Permit shall not be an Acquired Asset. In each such event, Seller, at its expense, shall use commercially reasonable efforts with respect to each such consent to either (a) obtain such consent as promptly as possible or (b) provide cooperation to Purchaser to obtain for Purchaser, the maximum extent permitted by Law, the material benefits of such Contract or Permit in any other reasonable arrangement that would provide such benefits to Purchaser.  To the extent that in satisfying its obligations under this Section 6.7, Seller is required to provide to Purchaser benefits materially in excess of what Purchaser would have received had the Permit or Contract been assigned as an Acquired Asset, the Parties shall determine in good faith the allocation of cost of obtaining such excess benefit, for which Purchaser shall be responsible and shall (x) advance to Seller, (y) pay directly to an applicable third-party, or if (x) or (y) are not commercially practicable, (z) reimburse to Seller promptly upon receipt from Seller of written evidence of such expenditure.

ARTICLE VII

TAX MATTERS

Section 7.1Taxes.  All Taxes relating to the ownership or operation of the Acquired Assets, that are accrued prior to the Closing and become due after the Closing Date shall be paid by Seller.  All Taxes relating to the ownership or operation of the Acquired Assets, that are accrued and due after the Closing Date shall be paid by Purchaser.  Not less than sixty (60) days after Closing, Seller shall, at Seller’s sole cost and expense, submit to each of the relevant state taxing authorities voluntary disclosure requests or the applicable equivalent for the purpose of mitigating exposure for Seller’s unfiled and/or unpaid pre-Closing state Taxes.  Upon written request of the Purchaser, Seller shall provide reasonably detailed updates with respect to any pending voluntary disclosures.  Seller shall give Purchaser at least ten (10) days’ notice prior to (a) the initial substantive submission of any corrective tax action (e.g., a voluntary disclosure request or its equivalent) and (b) the settlement of any state Tax obligation.  During such 10-day period, Seller shall, upon the request of Purchaser, consult with the Purchaser and consider in good faith any reasonable comments Purchaser timely proposes with respect to the initial substantive submission of any voluntary disclosure or similar corrective tax action or the settlement of any state Tax obligation.  Purchaser agrees to furnish or cause to be furnished to Seller, upon reasonable request and at Seller’s sole cost and expense, as promptly as practicable, such information and assistance as is reasonably necessary for the filing of Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any claim, suit or Action relating to any Tax; and provided that any payment or reimbursement to Purchaser in connection with its furnishing of any such information or assistance shall be at a rate equal to the actual out-of-pocket expense incurred by Purchaser in connection therewith.  Such information and assistance shall include providing reasonable access to all of the Business Records delivered to Purchaser at Closing; provided that such access or assistance does not interfere in any material respect with the operation of the Company’s Business or the Acquired Assets following the Closing.  From and after the Closing, Seller agrees to furnish or cause to be furnished to Purchaser, upon reasonable request and at Purchaser’s sole cost and expense, as promptly as practicable, such information and assistance as is reasonably necessary for the filing of Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing authority and the prosecution or defense of any claim, suit or Action relating to any Tax.  Neither Seller nor Purchaser shall be required at any time to disclose to the other party any Tax Returns or other confidential tax information unrelated to the ownership or operation of the Acquired Assets.  Notwithstanding anything in this Agreement to the contrary, Seller shall not make any election with respect to Taxes that could reasonably be expected to have the effect of increasing the tax liability of Purchaser for any taxable period (or portion thereof), including successor liability, without the express, prior written permission of the Purchaser.  All Tax Returns required to be filed with respect to the Company’s Business or the Acquired Assets shall be filed by the party with the legal obligation to do so.  If Taxes associated with any such Tax Return are required to be paid by the non-filing party, such Tax Return shall be presented to such party with a calculation of the portion of such Taxes owed and such amount shall be paid to the non-filing party promptly and in any event within thirty (30) days after such Tax Return is presented to such filing party.  If there is a disagreement between the parties as to the proper calculation of such Taxes, the parties shall cooperate in good faith in the settlement of such dispute.

Section 7.2Transfer Taxes.  Except as otherwise provided in Section 7.4, all transfer, documentary, sales, use, stamp and registration Taxes incurred in connection with the Transaction (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser when due.  The parties hereto shall cooperate in connection with the filing of any Tax Returns with respect to Transfer Taxes, including joining in the execution of such Tax Returns.  Seller and Purchaser shall use their commercially reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Acquired Assets from any such Transfer Taxes.

Section 7.3Treatment of Payments.  All amounts paid under this Article VII shall, to the extent permitted by Law, be treated for all purposes as an adjustment to the Purchase Price.

Section 7.4Sales Tax on Acquired Assets.  Purchaser shall complete form AU-196.10 and submit same to the Bulk Sales Division.  For the avoidance of doubt, New York State and applicable local (e.g., Woodbury, New York) sales taxes are applicable only to that portion of the Purchase Price allocated to the sale of Seller’s trade fixtures and equipment (and not inventory acquired for resale, real property, or intangible assets (including goodwill)) pursuant to Section 7.5.  Sales tax due as it relates to the bulk assets acquired herein shall be paid by Purchaser.

Section 7.5Tax Allocation.  Seller and Purchaser agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) will be allocated among the Acquired Assets for all purposes (including Tax and financial accounting) as set forth on Exhibit J attached hereto (the “Allocation Schedule”), which sets forth the parties’ good faith allocation pursuant to the methodology prescribed by Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of applicable Law).  All income Tax Returns and reports filed by Purchaser and Seller relating to the Acquired Assets shall be prepared consistently with the Allocation Schedule and none of the parties hereto shall take a position inconsistent with such allocation unless required to do so by applicable Law. Neither Purchaser nor Seller will take any position in audits or Tax Returns, including IRS Form 8594, that is inconsistent with the Allocation Schedule; provided, that the parties hereto acknowledge and agree that Purchaser may use an alternate allocation for internal financial reporting purposes.

ARTICLE VIII

INDEMNIFICATION

Section 8.1Survival of Representations and Warranties.

(a)The representations and warranties of the Seller Parties and Purchaser contained in this Agreement, or in any Transaction Document, shall terminate at 5:00 p.m., New York time, on the first anniversary of the Closing Date; provided, however, that: (i) the Seller Fundamental Representations, the Stockholder Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing and shall remain in full force until the date that is six (6) years following the Closing Date; (ii) the representations and warranties set forth in Section 3.17 and Section 3.20 shall survive the Closing and shall remain in full force until sixty (60) days after the expiration of the applicable statute of limitations related thereto; and (iii) claims for fraud shall survive until the applicable statute of limitations has expired.  The survival period of each representation or warranty as provided in this Section 8.1(a) is hereinafter referred to as the “Survival Period.”

(b) For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective Survival Periods supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.

(c)All covenants and undertakings shall survive until fully performed or fulfilled.

(d)For the avoidance of doubt, notwithstanding anything in this Section 8.1 to the contrary, the foregoing limitation in this Section 8.1 shall not limit or prevent any Purchaser Indemnified Party from asserting any claim under the R&W Insurance Policy, or recovering therefrom.

Section 8.2Indemnification.

(a)Subject to the other provisions of this Article VIII, each Stockholder (on a pro rata basis in accordance with his, her or its Equity Ownership Percentage, and not jointly with respect to other Stockholders) and Seller (jointly and severally with the Stockholders (in the aggregate, but with respect to each Stockholder, in accordance with the preceding portion of this sentence)) shall indemnify and defend Purchaser and each of its officers, directors, employees, partners, members, agents and Affiliates (collectively, the “Purchaser Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnified Parties based upon, arising out of, with respect to or by reason of:

(i)a breach of any of the representations or warranties made by Seller in Article III of this Agreement or a certificate delivered pursuant to Section 2.7(a)(iv)-(vi) or Section 2.7(a)(ix);

(ii)(A) any failure by Seller to fully perform, fulfill or comply with any covenant set forth herein to be performed, fulfilled or complied with by Seller, (B) any action or omission by the Seller hereunder, and/or (C) any failure by Seller to fully perform, fulfill or comply with any covenant set forth herein to be performed, fulfilled or complied with by Seller at any time;

(iii)all Taxes (A) of Seller and/or any of its Affiliates, (B) relating to the Acquired Assets or arising out of the Company’s Business prior to the Closing Date, except to the extent (and then only to the extent) of Taxes actually included as a liability in the final determination of the Adjusted Purchase Price pursuant to Section 2.8, (C) of any member of an affiliated, consolidated, combined or unitary group of which Seller (or any predecessor of Seller) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law, (D) that are Excluded Liabilities, and (E) imposed on any Person arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring, or any period of time, before the Closing;

(iv)any Specified Tax Matters;

(v)any Indebtedness that relates to any pre-Closing period and remains outstanding following the Closing;

(vi)any Transaction Expenses that remain unpaid following the Closing;

(vii)any Excluded Liabilities;

(viii)any actual fraudulent or criminal activity perpetrated by [***Lencore CFO***] prior to the Closing in connection with his engagement with the Seller Parties, including any such actual fraud or criminal activity so perpetrated in preparation of the Financial Statements; and/or

(ix)a breach of Section 3.7 to the extent not covered by the R&W Insurance in whole or in part as a result of the deemed inclusion of the words “which are of a nature required by GAAP to be reflected in the Financial Statements or notes thereto” after the words “Seller does not have any material liabilities”.

(b)Subject to the other provisions of this Article VIII, each Stockholder shall severally, and not jointly, indemnify and defend each of the Purchaser Indemnified Parties against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnified Parties based upon, arising out of, with respect to or by reason of:

(i)a breach of any of the representations or warranties made by such Stockholder in Article IV of this Agreement; and/or

(ii)any failure by such Stockholder to fully perform, fulfill or comply with any covenant set forth herein to be performed, fulfilled or complied with by such Stockholder at any time.

(c)Subject to the other provisions of this Article VIII, Purchaser and Parent shall, jointly and severally, indemnify Seller and Stockholders and each of their respective officers, directors, employees, partners, members, agents and Affiliates (the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(i)a breach of any of the representations or warranties made by Purchaser in Article V of this Agreement or a certificate delivered pursuant to Section 2.7(b)(vii) or Section 2.7(b)(viii); and/or

(ii)any failure by the Purchaser to fully perform, fulfill or comply with any covenant set forth herein to be performed, fulfilled or complied with by Purchaser at any time.

Section 8.3Limitations on Liability; R&W Insurance Policy; Claims Procedure.

(a)Notwithstanding anything to the contrary in this Agreement:

(i)The indemnification obligations of the Seller Parties for General Claims shall not apply until the aggregate amount of all Losses arising therefrom exceed $375,000 (an amount equal to fifty percent (50%) of the R&W Insurance Policy Retention Amount) (such 50% amount, the “Retention Split Amount”).  The Seller Parties shall be liable for Losses with respect to General Claims in excess of the Retention Split Amount, but subject to a maximum aggregate liability amount equal to the General Representations Cap Amount.

(ii)Any Losses with respect to General Claims in excess of the Retention Split Amount shall be recovered (x) first, from the remaining portion of the Indemnity Escrow Amount then held in the Escrow Account, and (y) thereafter, to the extent that any portion of the Indemnity Escrow Amount initially held in the Escrow Account has been released to satisfy any indemnification obligation other than for a General Claim, that portion may be recovered from the Seller Parties directly as set forth below.

(iii)In the event that any amounts are recovered from the Indemnity Escrow and/or the R&W Insurance Policy with respect to any claim for indemnification other than with respect to a General Claim (such amounts, collectively, the “Fundamental R&W Recovery Amount”), then the Purchaser Indemnified Parties shall be entitled to recover for any indemnification obligations of the Seller Parties for General Claims from the Seller Parties directly up to, and to the extent of, the Fundamental R&W Recovery Amount.

(iv)Purchaser and the Seller Parties acknowledge that Purchaser has obtained the R&W Insurance Policy for coverage of the Seller Parties’ indemnification obligations set forth in Section 8.2(a)(i), Section 8.2(a)(vii) and Section 8.2(b)(i) without regard to the Cap Amounts.

(v)With respect to claims for Losses pursuant to indemnification obligations of the Seller Parties set forth in Section 8.2(a)(i) (related to a claim for breach of Seller Fundamental Representations and/or the representations and warranties set forth in Section 3.20 (Tax Matters)) and Section 8.2(b)(i) (related to a claim for breach of Stockholder Fundamental Representations), the indemnification obligations of the Seller Parties for all such claims asserted by the Purchaser Indemnified Parties shall be subject to a maximum liability amount not to exceed the Fundamental Representations Cap Amount.

(b)The amount of Losses for which indemnification is provided under this Article VIII shall be calculated net of any amounts actually recovered by the Purchaser Indemnified Parties under insurance policies (other than the R&W Insurance Policy) with respect to such Losses (net of any costs to recover such insurance payments and net of any premium increases related thereto).  The amount of Losses for which indemnification is provided under this Article VIII shall be calculated net of any Tax benefits actually realized by Purchaser or Seller in the taxable period that includes the indemnity payment (solely through a reduction in cash Tax payments required to be made or an increase in Tax refunds actually received), which Tax benefits shall be calculated net of any cash Tax costs, in each case, as a result of the Losses or receipt of an indemnity payment on a claim therefor.

(c)Notwithstanding the fact that any Indemnified Party may have the right to assert claims of Losses for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Indemnified Party more than once, regardless of whether such Losses may be as a result of a breach of more than one representation, warranty or covenant.

(d)Notwithstanding anything in this Agreement to the contrary but subject to the rights of the Purchaser Indemnified Parties to recover under the R&W Insurance Policy and under Article VI, the remedies provided in this Article VIII shall be the exclusive monetary remedies of the parties and their heirs, successors and assigns after the Closing with respect to a claim of Losses relating to this Agreement or the Transaction, whether direct or resulting from any claim brought by a third-party, except that no provision of this Agreement (including this Article VIII) shall limit in any way a party’s ability to bring, recover for or otherwise limit the amount or type of recovery available for claims of fraudulent conduct, willful breach or intentional misrepresentation by any Seller Party, in any which case the parties shall have all rights and remedies available under this Agreement and available under any Law.

(e)For purposes of this Article VIII, a party making a claim of Losses for indemnity under Section 8.2 is referred to as an “Indemnified Party” and the party against whom such claim is asserted is referred to as the “Indemnifying Party.” All claims by any Indemnified Party under Section 8.2 shall be asserted and resolved in accordance with the following provisions.  If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party (a “Third-Party Claim”), said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the nature of each individual item of Loss included in such claim, the date (if any) such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable Survival Period set forth in Section 8.1(a) has expired without such notice being given.  Subject to the terms of the R&W Insurance Policy, after receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, the Indemnifying Party, with counsel of its choosing that is reasonably acceptable to the Indemnified Party, may defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above.  The legal fees and expenses of counsel chosen by the Indemnifying Party, and other related costs, associated with the foregoing defense and other actions with respect to such a claim shall constitute Losses of the Indemnified Party to be indemnified against by the Indemnifying Party subject to the limitations of this Article VIII.  Upon the request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is reimbursed by the Indemnifying Party for any reasonable out-of-pocket costs and expenses thereby incurred, (i) take such action as the Indemnifying Party may reasonably request in connection with such action, (ii) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and (iii) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to undertake the defense, compromise and settlement of any Third-Party Claim if: (A) the Third-Party Claim relates to or arises in connection with any fraud, criminal matter, or indictment; (B) the Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party or any of its Affiliates; (C) the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of such Indemnified Party’s Affiliates; (D) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third-Party Claim; (E) the underlying matter involves a customer or supplier of Purchaser or Seller; (F) the Indemnified Party reasonably shall have concluded (upon the advice of its counsel) that (1) there may be one or more legal defenses available to such Indemnified Party or other Indemnified Parties that are not available to the Indemnifying Party, or (2) the Indemnified Party and the Indemnifying Party may have different, conflicting or adverse legal positions or interests; or (G) Losses have exceeded the R&W Insurance Policy Retention Amount and the defense of such matter is assumed by the insurance company providing insurance under the R&W Insurance Policy.

(f)For purposes of determining whether any representation or warranty was breached, and for purposes of determining the amount of Losses from such a breach, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect”, “in all material respects” or similar qualifications set forth therein.

Section 8.4Escrow.

(a)With respect to any payment that the Seller Parties are obligated to make to any Purchaser Indemnified Parties pursuant to Section 8.2(a)(i), Section 8.2(a)(vii) or Section 8.2(b)(i), such payment shall be paid first from the remaining portion of the Indemnity Escrow Amount then held in the Escrow Account by release of such funds to the Purchaser Indemnified Parties by the Escrow Agent pursuant to the terms of the Escrow Agreement.  To the extent any amounts that the Seller Parties are obligated to pay to any Purchaser Indemnified Party pursuant to this Article VIII in respect of claims under Section 8.2(a)(i), Section 8.2(a)(vii) or Section 8.2(b)(i) exceed the then remaining portion of the Indemnity Escrow Amount then held in the Escrow Account, any such excess amounts (all of which shall be subject to the Cap Amounts and the other provisions and limitation of this Article VIII) shall be satisfied by wire transfer of immediately available funds by the Seller Parties within five (5) Business Days after the date of such notice.

(b)With respect to any payment that the Seller Parties are obligated to make to any Purchaser Indemnified Parties pursuant to Section 8.2(a)(iv), such payment shall be paid first from the remaining portion of the SALT Escrow Amount then held in the Escrow Account by release of such funds to the Purchaser Indemnified Parties by the Escrow Agent pursuant to the terms of the Escrow Agreement.  To the extent any amounts that the Seller Parties are obligated to pay to any Purchaser Indemnified Party pursuant to this Article VIII in respect of claims under Section 8.2(a)(iv) exceed the then remaining portion of the SALT Escrow Amount then held in the Escrow Account, any such excess amounts shall be satisfied by wire transfer of immediately available funds by the Seller Parties within five (5) Business Days after the date of such notice.

Section 8.5Purchase Price Adjustment.  All amounts paid under this Article VIII (including any payment received by Purchaser under the R&W Insurance Policy) shall, to the extent permitted by Law, be treated as an adjustment to the Purchase Price.

ARTICLE IX

MISCELLANEOUS

Section 9.1Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.2Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by electronic mail of a PDF document (and with the sender thereof not receiving a bounce back or undeliverable notification) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

If to the Seller Parties:	Mercury Notifications LLC 1 Crossways Park Drive W Woodbury, NY 11797 Attention: Jonathan Leonard (jsleonard@mercuryn.com)
with a copy to (which shall not constitute notice):	Zuber Lawler & Del Duca LLP 350 South Grand Avenue, 32nd Floor Los Angeles, CA 90071 Attention: Josh Lawler (jlawler@zuberlawler.com)
If to Purchaser or Parent:	EMMIS QOZ BUSINESS, LLC 40 Monument Circle Indianapolis, IN 46204 Attention: Legal Department (legal@emmis.com)
with a copy to (which shall not constitute notice):	Taft Stettinius & Hollister LLP One Indiana Square, Suite 3500 Indianapolis, IN 46204 Attention: Brad Schwer (bschwer@taftlaw.com)

Section 9.3Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  Information provided in the Disclosure Schedule is provided in respect of this Agreement as a whole, and shall be present in all sections to which such information relates notwithstanding its actual inclusion in a different section, regardless of whether cross-referenced.

Section 9.4Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.5Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, a substitute term shall be inserted in its place which shall accomplish the intent of the parties memorialized by the invalid provision as closely as possible in compliance with applicable Law.

Section 9.6Entire Agreement.  This Agreement, the Exhibits and the Disclosure Schedules hereto, the other Transaction Documents and the Confidentiality Agreement collectively constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 9.7Disclosure Schedules.  The section numbers in the Disclosure Schedules correspond to the section numbers of the representations and warranties in this Agreement and any matter, information or item disclosed in any particular section or subsection of the Disclosure Schedules shall constitute a disclosure only with respect to the specific representation or warranty (or, as applicable, portion or subsection of the applicable specific representation or warranty) to which such Disclosure Schedule relates; provided, that any information disclosed therein under any section number of the Disclosure Schedules shall be deemed to be disclosed and incorporated into any other section number of the Disclosure Schedules to the extent, but only to the extent, that based on the reading of such disclosure in the Disclosure Schedules (without reading any other disclosures or the benefit of any other facts, knowledge, investigation or information) it is readily apparent that such disclosure directly relates to another representation or warranty contained herein.  Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant.  Inclusion of any item in the Disclosure Schedules (i) does not represent a determination that such item is material or establish a standard of materiality, (ii) does not represent a determination that such item did not arise in the ordinary course of business, and (iii) shall not constitute, or be deemed to be, an admission to any third party concerning such item.  The Disclosure Schedules may include brief descriptions or summaries of certain agreements and instruments, but such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been provided to the Purchasers or their respective counsel.

Section 9.8Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.9No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the indemnification provisions of this Agreement are intended to benefit the Indemnified Parties, and all such intended third-party beneficiaries shall be entitled to enforce such provisions of this Agreement.

Section 9.10Amendment and Modification; Waiver.  This Agreement may be amended by the parties only by execution of an instrument in writing signed by Purchaser and the Seller.  Any agreement by any party to any such extension or waiver shall be valid only if, and to the extent that, set forth in an instrument in writing signed on behalf of such party.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any such power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof of any other power, right, privilege or remedy.

Section 9.11Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR THE TRANSACTION MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE LOCATED IN NASSAU COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTION.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (2) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (3) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (4) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11(c).

Section 9.12Specific Performance.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LENCORE ACOUSTICS CORPORATION

By:	/s/ Jonathan S. Leonard
Name:	Jonathan S. Leonard
Title:	Authorized Officer

/s/ Jonathan S. Leonard
Jonathan S. Leonard

The Leonard Trust for Sylvia & Jonathan S. Leonard

By:	/s/ Sylvia Leonard
Name:	Sylvia Leonard
Title:	Trustee

The Leonard Trust for Sylvia & Scott D. Leonard

By:	/s/ Sylvia Leonard
Name:	Sylvia Leonard
Title:	Trustee

The Leonard Trust for Sylvia & Evan J. Leonard

By:	/s/ Sylvia Leonard
Name:	Sylvia Leonard
Title:	Trustee

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMMIS QOZ BUSINESS, LLC

By:	/s/ Jeffrey H. Smulyan
Name:	Jeffrey H. Smulyan
Title:	Chief Executive Officer

EMMIS OPERATING COMPANY

By:	/s/ Jeffrey H. Smulyan
Name:	Jeffrey H. Smulyan
Title:	Chief Executive Officer

EXHIBIT A

Working Capital Methodology

[See attached.]

Exhibit B

List of Stockholders; Equity Ownership Percentages

[See attached.]

EXHIBIT C

R&W Insurance Policy

[See attached.]

Exhibit D

Form of Technology Cross License Agreement

[See attached.]

Exhibit e

Form of Bill of Sale

[See attached.]

Exhibit f

Form of Assignment & Assumption Agreement

[See attached.]

Exhibit g

Form of Transition Services Agreement

[See attached.]

Exhibit h

Form of Manufacturing Services Agreement

[See attached.]

Exhibit i

Form of Domain Transfer Agreement

[See attached.]

Exhibit J

Allocation Schedule

[See attached.]